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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

TRAVELCENTERS OF AMERICA LLC
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION TRAVELCENTERS OF AMERICA LLC 24601 Center Ridge Road Westlake, Ohio 44145 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2013

To the Shareholders of TravelCenters of America LLC:

         Notice is hereby given that the annual meeting of shareholders of TravelCenters of America LLC, a Delaware limited liability company, will be held at 9:30 a.m., local time, on May 20, 2013, at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458 for the following purposes:

  1.
  To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group III ("proposal 1").

  2.
  To approve an amendment to our limited liability company agreement to change the vote required to elect Directors in uncontested elections to a plurality of the votes cast ("proposal 2").

  3.
  To ratify the appointment of                      as our independent registered public accounting firm for the fiscal year ending December 31, 2013 ("proposal 3").

  4.
  To consider and vote upon such other matters as may properly come before the meeting and at any adjournments or postponements thereof.

         OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE NOMINEE FOR DIRECTOR IN PROPOSAL 1 AND "FOR" PROPOSALS 2 AND 3.

         We encourage you to contact the firm assisting us in the solicitation of proxies, Innisfree M&A Incorporated, or Innisfree, if you have any questions or need assistance in voting your shares. Banks and brokers may call Innisfree, collect, at (212) 750-5833. Shareholders may call Innisfree, toll-free, at (877) 717-3922.

         Shareholders of record at the close of business on February 19, 2013 are entitled to notice of, and to vote at, the meeting and at any adjournment or postponement thereof.

         Securities and Exchange Commission rules allow us to furnish proxy materials to our shareholders on the internet. You can now access proxy materials and authorize a proxy to vote your shares at www.proxyvote.com. You may also authorize a proxy to vote your shares over the internet or by telephone by following the instructions on that website. In order to vote over the internet or by telephone you must have your shareholder identification number, which is set forth in the Notice Regarding the Availability of Proxy Materials mailed to you. If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. You may also request a paper proxy card to submit your vote by mail. If you attend the meeting and vote in person, that vote will revoke any proxy you previously submitted. If you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting. Whether or not you plan to attend the meeting, please read the proxy statement and complete or authorize a proxy for your shares as soon as possible. Your vote is important, no matter how many or how few shares you own.

By Order of the Board of Directors,
Jennifer B. Clark, Secretary

Westlake, Ohio
                      , 2013

PRELIMINARY PROXY MATERIAL—SUBJECT TO COMPLETION

TRAVELCENTERS OF AMERICA LLC
24601 Center Ridge Road
Westlake, Ohio 44145

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF SHAREHOLDERS

To be held at 9:30 a.m. on May 20, 2013
at
Two Newton Place
255 Washington Street, Suite 100
Newton, Massachusetts 02458

 INTRODUCTION

        A notice of the annual meeting of shareholders of TravelCenters of America LLC, a Delaware limited liability company, or the Company, is on the preceding page and a form of proxy solicited by our Board of Directors, or our Board, accompanies this proxy statement. This proxy statement and a form of proxy, together with our annual report to shareholders for the year ended December 31, 2012, are first being made available, and a Notice Regarding the Availability of Proxy Materials, or the Notice of Internet Availability, is first being mailed, to shareholders on or about                      , 2013.

        The annual meeting record date is February 19, 2013. Only shareholders of record at the close of business on February 19, 2013, are entitled to notice of, and to vote at, the meeting and at any postponement or adjournment thereof. We had 29,536,466 common shares, no par value, outstanding on the record date and entitled to vote at the meeting. Our common shares are listed on the NYSE MKT LLC, or NYSE MKT. The holders of our outstanding common shares are entitled to one vote per common share.

        A quorum of shareholders is required for shareholders to take action at the meeting, except that shareholders entitled to vote at the meeting may adjourn the meeting if less than a quorum is present at the meeting. The presence, in person or by proxy, of holders of a majority of our outstanding shares entitled to vote at the meeting will constitute a quorum. Common shares represented by valid proxies will count for the purpose of determining the presence of a quorum for the meeting. Abstentions and broker non-votes, if any, will be treated as shares present for purposes of determining whether a quorum is present. Failure of a quorum to be present at the meeting will necessitate adjournment of the meeting and will subject us to additional expense. Under our governing documents, the chairperson of the meeting may adjourn the meeting if less than a quorum is present at the meeting.

        The affirmative vote of a majority of the votes cast will be necessary to elect the nominee for Director described in proposal 1 and to approve the amendment to our limited liability company agreement in proposal 2. However, if the proposed amendment to our limited liability company agreement in proposal 2 is approved by our shareholders at the meeting, we may make that amendment effective before voting on proposal 1 is concluded and, in such circumstance, the nominee for election as Director described in proposal 1 will be elected if he receives a plurality of all the votes cast. The affirmative vote of a majority of the votes cast will be necessary to ratify the appointment of                       as our independent registered public accounting firm in proposal 3. Proposal 3 is a nonbinding shareholder advisory vote and, if approved, would serve only as a recommendation to our Board.

        The individuals named as proxies on a properly completed proxy will vote in accordance with your directions as indicated thereon. If you properly complete your proxy and give no voting instructions, your shares will be voted "FOR" the nominee for Director in proposal 1 and "FOR" proposals 2 and 3.

        Shareholders of record may authorize a proxy to vote their shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability mailed to them or, if they requested and received paper or email copies of proxy materials, by completing and returning the proxy card or by attending the meeting and voting in person. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. Eastern Time on Sunday, May 19, 2013.

        Broker non-votes occur in respect of shares held in street name when the broker indicates that voting instructions for a particular matter have not been received from the beneficial owners or other persons entitled to vote those shares and the broker does not have discretionary voting authority to vote those shares on that particular matter. Broker non-votes and abstentions will have no effect on the outcome of any of the proposals. A proxy marked "WITHHOLD" will have the same effect as an abstention.

        The record date for the meeting will apply to any adjournment or postponement of the meeting unless our Board fixes a new record date for the adjourned or postponed meeting. If we adjourn the annual meeting, we will announce the time and place of the adjourned meeting at the original meeting, but we do not intend to deliver another notice of the meeting unless we fix a new record date for the adjourned meeting. At any subsequent reconvening of the annual meeting, all proxies will be voted in the same manner as they would have been at the original convening of the meeting (except for any proxies that have been effectively revoked or withdrawn).

        IMPORTANT: If your shares are held in the name of a brokerage firm, bank, nominee or other institution, you should provide instructions to your broker, bank, nominee or other institution on how to vote your shares. Please contact the person responsible for your account and give instructions for a proxy to be completed for your shares. If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll-Free at (877) 717-3922

        A shareholder of record who has given a proxy may revoke it any time prior to its exercise by delivering to our Secretary at TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, a written revocation, by delivering a duly executed proxy bearing a later date, by authorizing at a later date a proxy to vote his or her common shares over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability or by attending the meeting and voting his or her common shares in person. If a shareholder of record wants to receive a paper or email copy of the proxy card, he or she may request one from our Secretary at TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. Proxies submitted by mail, over the internet or by telephone must be received by 11:59 p.m. Eastern Time on May 19, 2013. If your shares are held in the name of a brokerage firm, bank, nominee or other institution and you wish to change a prior instruction you gave to your brokerage firm, bank, nominee or other institution to vote your shares, you must follow the brokerage firm's, bank's, nominee's or other institution's instructions for changing your prior voting instructions. In addition, if you hold shares in the name of a brokerage firm, bank, nominee or other institution, you must provide a legal proxy from that institution in order to vote your shares at the meeting.

        Our principal executive offices are located at 24601 Center Ridge Road, Westlake, Ohio 44145.

        Our website address is included in this proxy statement as a textual reference only, and the information in the website is not incorporated by reference into this proxy statement.

Notice Regarding the Availability of Proxy Materials

        From the date of mailing of the Notice of Internet Availability through the conclusion of the meeting, shareholders will be able to access all of the proxy materials on the internet at www.proxyvote.com. The proxy materials will be available free of charge. The Notice of Internet Availability will instruct you as to how you may access and review all of the important information contained in the proxy materials (including our annual report to shareholders) over the internet or through other methods specified at the website designated in the Notice of Internet Availability. The website designated contains instructions as to how to vote over the internet or by telephone. The Notice of Internet Availability also instructs you as to how you may request a paper or email copy of the proxy card. If you received a Notice of Internet Availability and would like to receive printed copies of the proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability.

PROPOSAL 1
ELECTION OF DIRECTOR

        The number of our Directors is fixed at five, and our Board is divided into three groups, with two Directors in Group I, two Directors in Group II and one Director in Group III. Directors in each group are elected for three year terms and serve until their successors are duly elected and qualified or until their earlier death, resignation or removal.

        Our current Directors are Patrick F. Donelan in Group III with a term of office expiring at the meeting to which this proxy statement relates, Barry M. Portnoy and Arthur G. Koumantzelis in Group I with a term of office expiring at our 2014 annual meeting of shareholders and Thomas M. O'Brien and Barbara D. Gilmore in Group II with a term of office expiring at our 2015 annual meeting of shareholders. The term of the Group III Director elected at the meeting to which this proxy statement relates will expire at our 2016 annual meeting of shareholders.

        Our Directors are also categorized as Independent Directors and Managing Directors. Our Board is composed of three Independent Directors and two Managing Directors. Our Independent Directors are not employees of ours or Reit Management & Research LLC, or RMR, our business management and shared services provider, are not involved in our day to day activities and qualify as independent under our limited liability company agreement, our bylaws and the applicable rules of the NYSE MKT and the Securities and Exchange Commission, or SEC. Our Managing Directors are Directors who are not Independent Directors and have been employees of ours or RMR or have been involved in our day to day activities for at least one year prior to their election. Messrs. Donelan and Koumantzelis and Ms. Gilmore are our Independent Directors, and Messrs. O'Brien and Portnoy are our Managing Directors. Biographical information relating to our Directors and other information relating to our Board appears elsewhere in this proxy statement.

        Our Board has nominated Mr. Patrick F. Donelan for election as the Independent Director in Group III, whose nomination was recommended to our Board by our Nominating and Governance Committee. The term of the Independent Director in Group III elected at the meeting will expire at our 2016 annual meeting of shareholders. The persons named in the accompanying proxy intend to exercise properly executed and delivered proxies "FOR" the election of Mr. Donelan, except to the extent that properly completed proxies indicate that the votes should not be so cast.

        Mr. Donelan has agreed to serve as the Independent Director in Group III if elected. If, however, Mr. Donelan becomes unable or unwilling to accept election to our Board, the proxies will be voted for the election of a substitute nominee designated by our Board. Our Board has no reason to believe that Mr. Donelan will be unable or unwilling to serve.

        The affirmative vote of a majority of the votes cast will be necessary to elect Mr. Donelan as the Independent Director in Group III. However, if the proposed amendment to our limited liability company agreement in proposal 2 is approved by our shareholders at the meeting, we may make that amendment effective before voting on proposal 1 is concluded and, in such circumstance, Mr. Donelan will be elected as the Independent Director in Group III if he receives a plurality of all the votes cast.

        Our Board recommends you vote "FOR" the election of Mr. Donelan as the Independent Director in Group III.

 PROPOSAL 2
PROPOSAL TO AMEND OUR LIMITED LIABILITY COMPANY AGREEMENT
TO CHANGE THE VOTE REQUIRED TO ELECT DIRECTORS
IN UNCONTESTED ELECTIONS

        Our Board proposes to amend our limited liability company agreement by deleting the last sentence of Section 9.1(b) in its entirety and replacing it with the following:

    Notwithstanding anything in this Section 9.1(b), the election of a Managing Director or an Independent Director in an uncontested election (which, for purposes of this Agreement, is an election in which the number of nominees for election equals or is less than the number to be elected at a meeting) shall require the vote of a plurality of the Outstanding Shares with voting power voting at a meeting of Shareholders.

        This proposed amendment to our limited liability company agreement will allow uncontested elections for Directors to be decided by a plurality of shares voted, provided a quorum is present at the shareholders meeting. A plurality voting standard is the default voting standard for election of directors under Delaware corporate law, the state in which the Company is organized. Under the plurality voting standard, with respect to the number of available Board seats, the nominees who receive the greatest number of votes are elected. This proposed amendment does not change the vote required to elect Directors in contested elections and does not affect shareholders' ability to nominate Directors for election in accordance with our limited liability company agreement and bylaws. It does limit shareholders' ability to affirmatively vote against a nominee in an uncontested election, but does not affect shareholders' ability to withhold their votes for the election of a proposed nominee.

        Since 2010, New York Stock Exchange rules have prohibited brokers from voting for the election of directors unless they receive specific directions from the beneficial owners of shares held in "street name." Historically, in uncontested elections, many shareholders have not bothered to vote or to instruct their brokers how to vote. In the past three years, broker non-votes in our director elections have represented as high as 33% of our outstanding common shares. We believe that this proposed amendment likely will save us additional expenses of soliciting shareholders to elect Directors in uncontested elections and our entire Board, including our Independent Directors, unanimously determined that this amendment is in the best interest of the Company and our shareholders. Adopting this proposal decreases the possibility of a failed election, which may give rise to an additional, and potentially expensive, process of identifying and electing a new Director to fill a vacant Board position. A failed election that results in a vacancy may affect the Company's compliance with applicable SEC or NYSE MKT requirements regarding independent directors and financial experts, result in the loss of significant experience and expertise on our Board and divert the Board's attention from other business and corporate governance matters while it seeks to fill the vacancy.

        We believe that this proposed amendment is consistent with our shareholders' strong support for our nominees for Director in the past three years when all of our Director nominees have been elected by an overwhelming majority of the votes cast, with each of our Director nominees having received at least 76% of the votes cast at each annual meeting since 2010, with most Directors receiving 91% or more of the votes cast.

        The affirmative vote of a majority of votes cast will be necessary to approve proposal 2. If the proposed amendment to our limited liability company agreement is approved by our shareholders at the meeting, we may make that amendment effective before voting on proposal 1 is concluded.

        Our Board recommends you vote "FOR" proposal 2.

 PROPOSAL 3
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

        On                      , 2013, our Audit Committee voted to appoint                      as our independent registered public accounting firm for the fiscal year ending December 31, 2013 (our fiscal year being a calendar year). Ernst & Young LLP acted as our independent registered public accounting firm for 2012 and 2011. A representative of                      is expected to be present at the meeting, with the opportunity to make a statement if he or she desires to do so. This representative will be available to respond to appropriate questions from shareholders who are present at the meeting. Proposal 3 is nonbinding. If the appointment is not ratified, our Audit Committee will consider whether to appoint another independent registered public accounting firm in its discretion. If the appointment is ratified, our Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time if it determines that such a change would be advisable.

        The fees and expenses for services provided by Ernst & Young LLP to us for the last two fiscal years were as follows:

	2012	2011(1)
Audit fees	$1,196,518	$1,419,130
Audit related fees	—	—
Tax fees	25,000	58,000

Subtotal	1,221,518	1,477,130
All other fees	—	—

Total fees	$1,221,518	$1,477,130

(1)
The "Audit fees" for 2011 includes amounts in excess of the fees estimates that had been provided by Ernst & Young LLP and accepted by us for services related to the audit of our 2011 financial statements prior to the preparation of the proxy statement for our annual meeting of shareholders in 2012. The excess amounts were determined and agreed to after that time in connection with services Ernst & Young LLP provided in connection with the audit of our 2011 financial statements that were outside the scope of services included in the previous fees estimates.

        Our Audit Committee has established policies and procedures that are intended to control the services provided by our independent registered public accounting firm and to monitor their continuing independence. Under these policies, no services may be undertaken by our independent registered public accounting firm unless the engagement is specifically approved by our Audit Committee or the services are included within a category that has been approved by our Audit Committee. The maximum charge for services is established by our Audit Committee when the specific engagement or the category of services is approved. In certain circumstances, our management is required to notify our Audit Committee when approved services are undertaken and the Audit Committee or its Chair may approve amendments or modifications to the engagement or the maximum fees. Our Director of Internal Audit is responsible to report to our Audit Committee regarding compliance with these policies and procedures.

        Our Audit Committee will not approve engagements of our independent registered public accounting firm to perform non-audit services for us if doing so will cause our independent registered public accounting firm to cease to be independent within the meaning of applicable SEC or NYSE MKT rules. In other circumstances, our Audit Committee considers, among other things, whether our independent registered public accounting firm is able to provide the required services in a more or less effective and efficient manner than other available service providers and whether the services are consistent with the Public Company Accounting Oversight Board Rules.

        All services for which we engaged our independent registered public accounting firm in 2012 and 2011 were approved by our Audit Committee. The total fees for audit and non-audit services provided by Ernst & Young LLP in 2012 and 2011 are set forth above. The tax fees charged by Ernst & Young LLP during 2012 were for tax compliance services related to our income tax returns for the fiscal year ended December 31, 2011. The tax fees charged by Ernst & Young LLP during 2011 included $25,000 for tax compliance services related to our income tax returns for the fiscal year ended December 31, 2010, and $33,000 for tax controversy consulting services. Our Audit Committee approved the engagement of Ernst & Young LLP to provide these non-audit services because it determined that Ernst & Young LLP providing these services would not compromise its independence and that its familiarity with our record keeping and accounting systems would permit it to provide these services with equal or higher quality, more quickly and at a lower cost than we could obtain these services from other providers.

        The affirmative vote of a majority of the votes cast will be necessary for the ratification of the appointment of                      as our independent registered public accounting firm for the fiscal year ending December 31, 2013. The shareholder vote on proposal 3 is advisory and nonbinding and serves only as a recommendation to our Board.

        Our Board recommends you vote "FOR" the ratification of the appointment of                      as our independent registered public accounting firm for the fiscal year ending December 31, 2013.

 SOLICITATION OF PROXIES

        Proxies may be solicited, without additional compensation, by our Directors, officers and employees, and by RMR and its directors, officers and employees, by mail, telephone or other electronic means or in person. We are paying the costs of this solicitation, including the preparation, printing, mailing and website hosting of proxy materials. We will request banks, brokers and other custodians, nominees and fiduciaries to forward proxy materials to the beneficial owners of our common shares and to obtain their voting instructions. We will reimburse those firms for their expenses. In addition, we have retained Innisfree to assist in the solicitation of proxies for a fee of $15,000 plus reimbursement of expenses. We have agreed to indemnify Innisfree against certain liabilities arising out of our agreement with Innisfree.

DIRECTORS AND EXECUTIVE OFFICERS

        The following are the ages and recent principal occupations, as of            , 2013, of our nominees, Directors and executive officers. Unless otherwise specified, the business address of our nominees, Directors and executive officers is c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

Independent Director Nominee for a Term Expiring in 2016

PATRICK F. DONELAN, Age: 70

        Mr. Donelan has been one of our Independent Directors since 2007. Mr. Donelan has been principally a private investor since 2003. Mr. Donelan was Non-Executive Chairman and a member of the advisory board from 2002 until 2003, and was Chairman and Chief Executive Officer from 2001 through 2002 of eSecLending (Europe) Ltd, a London based privately owned company in the business of managing securities lending programs for institutional owners of publicly owned securities. Prior to its acquisition by Dresdner Bank in 1995, Mr. Donelan was Chairman of Kleinwort Benson (North America) Inc., the U.S. based subsidiary of Kleinwort Benson Limited, a United Kingdom based bank. At the time of his retirement in 2001, he was a Managing Director at Dresdner Kleinwort Wasserstein, a U.K. subsidiary of Dresdner Bank of Germany and had held senior management positions with Dresdner (or its predecessor) for many years. Mr. Donelan was an Independent Trustee of CommonWealth REIT, or CWH, from 1998 to 2012.

        Our Board concluded that Mr. Donelan is qualified to serve as one of our Independent Directors based upon, among other things, his demonstrated leadership ability, his extensive investment banking and commercial banking experience, his work on public company boards and board committees, his institutional knowledge gained through service on our Board for six years and his qualifying as an Independent Director in accordance with the requirements of the NYSE MKT, the SEC, our limited liability company agreement and our bylaws. Mr. Donelan is an Independent Director in Group III and, if elected, his term will expire at our 2016 annual meeting of shareholders.

Independent Directors Continuing in Office

ARTHUR G. KOUMANTZELIS, Age: 82

        Mr. Koumantzelis has been one of our Independent Directors since 2007. Mr. Koumantzelis has been principally a private investor since 2007. Mr. Koumantzelis was President and Chief Executive Officer of Gainesborough Investments LLC, a private investment company, from 1998 until his retirement from that position in 2007. Mr. Koumantzelis was formerly Chief Financial Officer of Cumberland Farms, Inc., a company engaged in the convenience store business and the sale of petroleum products principally under the name "Gulf Oil" and related trademarks. Before that, Mr. Koumantzelis was a partner at the public accounting firm Ernst & Young LLP or one of its predecessors, Arthur Young & Co., for more than two decades. Mr. Koumantzelis has also served on several state appointed commissions and boards of civic organizations. Mr. Koumantzelis has been an Independent Trustee of RMR Real Estate Income Fund, or RIF, and its predecessor funds from shortly after their formation (the earliest of which was in 2002) and was an Independent Trustee of RMR Funds Series Trust from shortly after its formation in 2007 until its dissolution in 2009.(1) Mr. Koumantzelis was an Independent Director of Five Star Quality Care, Inc., or Five Star, from 2001 to 2010. Mr. Koumantzelis was an Independent Trustee of Senior Housing Properties Trust, or SNH, from 1999 until 2003 and was an Independent Trustee of Hospitality Properties Trust, or HPT, from 1995 until 2007.

        Our Board concluded that Mr. Koumantzelis is qualified to serve as one of our Independent Directors based upon, among other things, his experience in and knowledge of the petroleum products distribution business, his demonstrated management ability, his professional skills and expertise in finance and accounting and experience as a chief financial officer, his work on public company boards and board committees, his public policy work, his institutional knowledge earned through service on our Board for six years and his qualifying as an Independent Director in accordance with the requirements of the NYSE MKT, the SEC, our limited liability company agreement and our bylaws. Mr. Koumantzelis is an Independent Director in Group I, and his term expires at our 2014 annual meeting of shareholders.

BARBARA D. GILMORE, Age: 62

        Ms. Gilmore has been one of our Independent Directors since 2007. Ms. Gilmore has served as a professional law clerk at the United States Bankruptcy Court, Central Division of the District of Massachusetts, since 2001. Ms. Gilmore was a partner of the law firm of Sullivan & Worcester LLP from 1993 to 2000, during which time she was appointed and served as a trustee or examiner in various

(1)
RIF, its predecessor funds and RMR Funds Series Trust are collectively referred to herein as the "RMR Funds."

cases involving business finance matters. Ms. Gilmore has been an Independent Director of Five Star since 2004 and an Independent Trustee of Government Properties Income Trust, or GOV, since 2009.

        Our Board concluded that Ms. Gilmore is qualified to serve as one of our Independent Directors based upon, among other things, her professional skills and experience in legal and business finance matters, her government service, her experience in public policy matters, her experience as a bankruptcy court clerk, bankruptcy trustee and bankruptcy examiner, her work on public company boards and board committees and her institutional knowledge gained through service on our Board for six years and her qualifying as an Independent Director in accordance with the requirements of the NYSE MKT, the SEC, our limited liability company agreement and our bylaws. Ms. Gilmore is an Independent Director in Group II, and her term expires at our 2015 annual meeting of shareholders.

Managing Directors Continuing in Office

BARRY M. PORTNOY, Age: 67

        Mr. Barry M. Portnoy has been one of our Managing Directors since 2006. Mr. Portnoy has been a Managing Trustee of CWH, HPT, SNH, GOV and Select Income REIT, or SIR, since 1986, 1995, 1999, 2009 and 2011, respectively. He has been a Managing Director of Five Star since 2001. Mr. Portnoy is an owner of RMR and of RMR Advisors, Inc., or RMR Advisors, an SEC registered investment advisor. Mr. Portnoy has been an owner and a Director of RMR (and its predecessor) since its founding in 1986, a full time employee of RMR since 1997, the Chairman of RMR since 1998 and a Director and Vice President of RMR Advisors since 2002. Mr. Portnoy has been an Interested Trustee of the RMR Funds from shortly after their formation (the earliest of which was in 2002). Mr. Portnoy practiced law for many years as a partner in, and chairman of, a law firm until 1997.

        Our Board concluded that Mr. Portnoy is qualified to serve as one of our Managing Directors based upon, among other things, his demonstrated leadership capability, his extensive experience in and knowledge of the commercial real estate and travel center industries, his leadership position with RMR, his extensive public company director service, his professional skills and expertise in, among other things, legal and regulatory matters, his institutional knowledge earned through prior service on our Board and in key leadership positions with our manager and his qualifying as a Managing Director in accordance with the requirements of our limited liability company agreement and our bylaws. Mr. Portnoy is a Managing Director in Group I, and his term expires at our 2014 annual meeting of shareholders.

THOMAS M. O'BRIEN, Age: 46

        Mr. O'Brien has been one of our Managing Directors since 2006 and our President and Chief Executive Officer since 2007. Mr. O'Brien has been an Executive Vice President of RMR since 2008, was a Senior Vice President of RMR prior to that time since 2006 and was a Vice President of RMR prior to that time since 1996. Since 2007, Mr. O'Brien has been a Director of the National Association of Truck Stop Operators, a not for profit trade association engaged in activities intended to support the travel center industry. Since 2007, Mr. O'Brien has been a director of VirnetX Holding Corporation, a publicly traded company engaged in developing communications technologies. Mr. O'Brien was the President and a Director of RMR Advisors from 2002 until 2007 and President of certain predecessor funds of RIF since their respective formations (the earliest of which was in 2002) until 2007. From 2002 through 2003, Mr. O'Brien was Executive Vice President of HPT, where he had previously served as Treasurer and Chief Financial Officer since 1996.

        Our Board concluded that Mr. O'Brien is qualified to serve as one of our Managing Directors based upon, among other things, his knowledge of our industry and demonstrated management abilities, his role as our President and Chief Executive Officer for the past six years, his experience as a public company director, his experience as an advocate on a national trade association focused on the advancement of travel center industry interests, his institutional knowledge gained through service on our Board for seven years and in key management positions with our manager for 17 years and his qualifying as a Managing Director in accordance with the requirements of our limited liability company agreement and our bylaws. Mr. O'Brien is a Managing Director in Group II, and his term expires at our 2015 annual meeting of shareholders.

Executive Officers

THOMAS M. O'BRIEN

        Mr. O'Brien has been our President and Chief Executive Officer since 2007, in addition to being one of our Managing Directors and having other experience as described above.

ANDREW J. REBHOLZ, Age: 47

        Mr. Rebholz has been our Executive Vice President, Chief Financial Officer and Treasurer since 2007. Mr. Rebholz has been a Senior Vice President of RMR since 2007. Previously, Mr. Rebholz served as our Senior Vice President and Controller since 2007. Prior to that time, he served as Vice President and Controller of TravelCenters of America, Inc., our predecessor, since 2002, and as Corporate Controller of our predecessor prior to that since 1997.

MICHAEL J. LOMBARDI, Age: 61

        Mr. Lombardi has been our Executive Vice President since 2007. Mr. Lombardi served our predecessor in this capacity since 2007 and previously as Senior Vice President of Sales since 2006. Prior to joining our predecessor, Mr. Lombardi was employed for seven years in senior positions in the global marketing and customer service divisions of Ford Motor Company and prior to that for 13 years in the retail marketing division of British Petroleum plc.

MARK R. YOUNG, Age: 50

        Mr. Young has been our Executive Vice President and General Counsel since 2007. Mr. Young has been a Senior Vice President of RMR since 2011. Previously, Mr. Young served as Vice President of Leasing and Associate General Counsel of RMR from 2006 to 2007. Prior to that time, he served as Assistant Vice President and Associate General Counsel of RMR since 2001.

ARA A. BAGDASARIAN, Age: 56

        Mr. Bagdasarian has been our Executive Vice President since 2010. Previously, Mr. Bagdasarian served us and our predecessor as our Senior Vice President, Shop Marketing, since 2007. Prior to that time, Mr. Bagdasarian served our predecessor as Vice President, Retail, since 2003 and held positions in marketing and operations with our predecessor since 1987.

BARRY A. RICHARDS, Age: 60

        Mr. Richards has been our Executive Vice President since 2010. Previously, Mr. Richards served as our Senior Vice President, Food, since 2008 and prior to that as Vice President, Restaurants since 2007. Prior to that time, Mr. Richards served us and our predecessor as a Regional Vice President since 2007. Prior to that, Mr. Richards served our predecessor as a District Manager since 2001.

        There are no family relationships among any of our Directors or executive officers. Our executive officers serve at the discretion of our Board.

        RMR, RMR Advisors, CWH, GOV, HPT, SIR, SNH, Five Star and the RMR Funds may be considered to be affiliates of us. RMR is a privately owned company that provides management services to public and private companies, including us, CWH, GOV, HPT, SIR, SNH and Five Star. CWH is a publicly traded real estate investment trust, or REIT, that primarily owns office buildings. GOV is a publicly traded REIT that primarily invests in properties that are majority leased to government tenants. HPT is a publicly traded REIT that primarily owns hotels and travel centers. SIR is a publicly traded REIT that primarily owns single tenant, net leased properties. SNH is a publicly traded REIT that primarily owns senior living properties and medical office buildings. Five Star is a publicly traded real estate based operating company in the healthcare and senior living services business. The RMR Funds are or were investment companies registered under the Investment Company Act of 1940, as amended. RMR Advisors is an SEC registered investment adviser to the RMR Funds.

BOARD OF DIRECTORS

        Our business is conducted under the general direction of our Board as provided by our limited liability company agreement, our bylaws and the laws of the State of Delaware, the state in which we were organized on October 10, 2006.

        Three of our Directors, Messrs. Donelan and Koumantzelis and Ms. Gilmore, are our Independent Directors within the meaning of our limited liability company agreement and bylaws. Two of our Directors, Messrs. O'Brien and Portnoy, are our Managing Directors within the meaning of our limited liability company agreement and bylaws.

        Our limited liability company agreement and bylaws require that a majority of our Board be Independent Directors. In determining the status of those Directors who qualify as Independent Directors, each year our Board affirmatively determines whether the Directors have a direct or indirect material relationship with us, including our subsidiaries, other than serving as our Directors. When assessing a Director's relationship with us, our Board considers all relevant facts and circumstances, not merely from the Director's standpoint, but also from that of the persons or organizations with which the Director has an affiliation.

        Our Board has determined that Messrs. Donelan and Koumantzelis and Ms. Gilmore currently qualify as independent directors under applicable NYSE MKT rules and are Independent Directors under our limited liability company agreement and bylaws. In making these determinations, our Board considered each of these three Directors' service in other enterprises and on the boards of other companies to which RMR and its affiliates provide management services. Our Board has concluded that none of these three Directors possessed or currently possesses any relationship that could impair his or her judgment in connection with his or her duties and responsibilities as a Director or that could otherwise be a direct or indirect material relationship under applicable NYSE MKT standards.

        During 2012, our Board held six meetings, our Audit Committee held twelve meetings, our Compensation Committee held four meetings, and our Nominating and Governance Committee held two meetings. During 2012, each Director attended 75% or more of the total number of meetings of our Board and any committee of which he or she was a member during the time in which he or she served on our Board or such committee. All of our Directors attended last year's annual meeting of shareholders.

        Pursuant to our Governance Guidelines, our Independent Directors meet at least once each year without management. The presiding Director at these meetings is the Chair of our Audit Committee, unless the Independent Directors in attendance select another Independent Director to preside.

        Subject to certain limitations, our limited liability company agreement and separate indemnification agreements that we have entered into require that we indemnify our Directors and officers.

Board Leadership Structure

        Our Board is comprised of both Independent Directors and Managing Directors, with a majority being Independent Directors. Our Independent Directors are not employees of ours or of RMR, are not involved in our day to day activities and are persons who qualify as independent under our limited liability company agreement, our bylaws and the applicable rules of the NYSE MKT and SEC. Our Managing Directors are not Independent Directors and have been employees of ours or RMR or have been involved in our day to day activities for at least one year. Our Board is composed of three Independent Directors and two Managing Directors. Our President and Chief Executive Officer is one of our Managing Directors, and one or more of our executive vice presidents regularly attend Board meetings, as does our Director of Internal Audit. Other officers of ours may also attend Board meetings as, on occasion, may officers of RMR, in each case at the invitation of our Board.

        Our Audit, Compensation and Nominating and Governance Committees are comprised solely of our Independent Directors, and an Independent Director serves as Chair of each such committee. These standing committees have responsibilities related to our leadership and governance, including among other things: (i) our Audit Committee reviews our financial reports, oversees our accounting and financial reporting processes, selects our independent accountants, determines the fees paid to our independent accountants and assists our Board with its oversight of our internal audit function, our risk management and our compliance with legal and regulatory requirements; (ii) our Compensation Committee annually determines the compensation we pay to our Chief Executive Officer, Chief Financial Officer and any other senior executive of ours who is also a senior executive of RMR, recommends to our Board the compensation that we pay to our other executive officers, administers the Amended and Restated TravelCenters of America LLC 2007 Equity Compensation Plan, or the Share Award Plan, including the making of grants of restricted share awards under the Share Award Plan, evaluates the performance of our Director of Internal Audit and approves the compensation we pay to him, reviews and approves our business management and shared services agreement with RMR, or our business management agreement, and our property management agreement with RMR, evaluates RMR's performance under those agreements, approves the fees and certain other costs that we pay under those agreements and determines whether those agreements will be renewed, amended, terminated or allowed to expire; and (iii) our Nominating and Governance Committee considers nominees to serve on our Board, recommends to our Board nominees for election to our Board, assesses our Board's performance and reviews and assesses our Board leadership structure and develops and recommends Governance Guidelines and recommends to the Board any changes it determines appropriate. The Chairs of our Audit, Compensation and Nominating and Governance Committees set the agenda for their respective committee meetings, but committee members, our Managing Directors or members of our management may suggest agenda items to be considered by these committees.

        We do not have a Chairman of our Board or a lead Independent Director. Special meetings of the Board may be called at any time on the written request to our Secretary of a majority of the Directors then in office. Our Managing Directors, in consultation with our Executive Vice President, Chief Financial Officer and Treasurer, Director of Internal Audit and Executive Vice President and General Counsel, set the agenda for our Board meetings, and any Independent Director may place an item on an agenda by providing notice to a Managing Director, our President and Chief Executive Officer, or our Executive Vice President, Chief Financial Officer and Treasurer. Discussions at Board meetings are led by the Managing Director or Independent Director who is most knowledgeable on a subject. Our Board is small, which facilitates informal discussions and communication from management to the Board and among Directors. Our Independent Directors meet to consider Company business without the attendance of our Managing Directors or our officers, and they meet separately with our officers, with our Director of Internal Audit and with our outside accountants. In such meetings of our Independent Directors, the Chair of the Audit Committee presides unless the Independent Directors determine otherwise.

        In light of the size of our Board and the oversight provided by and involvement of our Independent Directors and Board committees in the leadership of our Company, our Board considers that our current leadership structure and conduct combines appropriate leadership with the ability to conduct our business efficiently and with appropriate care and attention.

Risk Oversight

        Our Board oversees risk as part of its general oversight of our Company, and oversight of risk is addressed as part of various Board and Board committee activities and through regular and special Board and Board committee meetings. The actual day to day business of our Company is conducted by our management, and our management implements risk management in its activities. RMR provides us advice and assistance with our risk management function. In discharging their oversight responsibilities, our Board and Board committees regularly review a wide range of reports provided to them by our management, RMR and other service providers, including reports on market and industry conditions, operating and compliance reports, financial reports, reports on risk management activities, regulatory and legislative updates that may impact us, legal proceedings updates and reports on other business related matters, and discusses such matters among themselves and with our management, representatives of RMR, counsel and our independent accountants. Our Audit Committee, which meets at least quarterly and reports its findings to our Board, performs a lead role in helping our Board fulfill its responsibilities for oversight of our financial reporting, internal audit function, risk management and our compliance with legal and regulatory requirements. Our Board and Audit Committee review periodic reports from our independent registered public accounting firm regarding potential risks, including risks related to our internal controls. Our Audit Committee also annually reviews, approves and oversees an internal audit plan developed by our Director of Internal Audit with the goal of helping our Company systematically evaluate the effectiveness of our risk management, control and governance processes, and periodically meets with our Director of Internal Audit to review the results of our internal audits, and directs or recommends to the Board actions or changes it determines appropriate to enhance or improve the effectiveness of our risk management. Our Compensation Committee also evaluates the performance of our Director of Internal Audit and RMR's performance under our business and property management agreements. Also, our Compensation Committee and our Board consider the fact that we have a share grant program that requires share grants to vest over a period of years, rather than a stock option program such as is employed by many other publicly owned companies. We believe that the use of share grants vesting over time rather than stock options mitigates the incentives for our management to undertake undue risks and encourages our management to make longer term, less risk prone decisions.

        While a number of risk management functions are performed, it is not possible to identify all of the risks that may affect us or to develop processes and controls to eliminate all risks and their possible effects, and processes and controls employed to address risks may be limited in their effectiveness. Moreover, it is necessary for our Company to bear certain risks to achieve our objectives. As a result of the foregoing and other factors, our Company's ability to manage risk is subject to substantial limitations.

BOARD COMMITTEES

        We have a standing Audit Committee, Compensation Committee and Nominating and Governance Committee, each of which has a written charter. Each of the above committees is currently comprised of Messrs. Donelan and Koumantzelis and Ms. Gilmore, who are independent under applicable NYSE MKT listing standards, each committee's respective charter and, in the case of our Audit Committee, the applicable independence requirements of the SEC. Our Audit Committee, Compensation Committee and Nominating and Governance Committee are delegated the powers of our Board necessary to carry out their responsibilities.

        Our Audit Committee was established in accordance with Section 3(a)(58)(A) of the Exchange Act. The primary function of our Audit Committee is to assist our Board in fulfilling its responsibilities for oversight of: (1) the integrity of our financial statements; (2) our compliance with legal and regulatory requirements; (3) our independent registered public accounting firm's qualifications and independence; and (4) the performance of our internal audit function and independent registered public accounting firm. Our Board has determined that Mr. Koumantzelis is our Audit Committee financial expert and is "independent" as defined by the rules of the SEC and the NYSE MKT. Our Board's determination that Mr. Koumantzelis is our Audit Committee financial expert was based upon his experience as: (i) a member of the audit committees of other publicly owned companies; (ii) the chief financial officer of a company which was required to file reports with the SEC; and (iii) a certified public accountant who was responsible for auditing companies which filed SEC reports. Under its charter, our Audit Committee has the final authority and responsibility to select our independent registered public accounting firm.

        Our Compensation Committee's primary responsibilities include: (1) reviewing and approving the terms of RMR's business management and property management agreements with us, evaluating the performance of RMR under those agreements, approving the fees and certain other costs that we are required to pay under those agreements and assessing and determining whether we should enter into any agreement in replacement of or in addition to the business management or property management agreements; (2) evaluating the performance of our Chief Executive Officer and Chief Financial Officer and determining and approving any compensation, including any equity compensation, paid to our Chief Executive Officer, Chief Financial Officer and other senior executives of ours who are also senior executives of RMR; (3) recommending to our Board the cash compensation paid by us to individuals who serve as our executive officers other than our Chief Executive Officer, Chief Financial Officer and other senior executives of ours who are also senior executives of RMR; (4) evaluating the performance of our Director of Internal Audit and determining the compensation payable to him, including determining our allocated costs of such compensation as contemplated by our business management agreement; (5) administering and making grants under the Share Award Plan; (6) evaluating whether our executive compensation programs encourage appropriate levels of risk taking by our executives; and (7) reviewing and considering the incentives and risks associated with our compensation policies and practices.

        The responsibilities of our Nominating and Governance Committee include: (1) identification of individuals qualified to become members of our Board and recommending to our Board the nominees for Director for each annual meeting of shareholders or when Board vacancies occur; (2) development, and recommendation to our Board, of governance guidelines; and (3) evaluation of the performance of our Board.

        The charter of each of our standing committees provides that the committee may form and delegate authority to subcommittees of one or more members when appropriate. Subcommittees are subject to the provisions of the applicable committee's charter.

        Our policy with respect to Board members' attendance at our annual meetings of shareholders can be found in our Governance Guidelines, the full text of which appears at our website at www.tatravelcenters.com. In addition to our Governance Guidelines, copies of the charters of our Audit, Compensation and Nominating and Governance Committees, as well as our Code of Business Conduct and Ethics, may be obtained free of charge at our website, www.tatravelcenters.com, or by writing to our Secretary, TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458.

COMMUNICATIONS WITH DIRECTORS

        Any shareholder or other interested person who desires to communicate with our Independent Directors or any Directors, individually or as a group, may do so by filling out a report at our website, www.tatravelcenters.com, by calling our toll-free confidential message system at (800) 758-9705 or by writing to the party for whom the communication is intended, c/o Director of Internal Audit, TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458. Our Director of Internal Audit will then deliver any communication to the appropriate party or parties.

 SELECTION OF CANDIDATES FOR DIRECTORS;
SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS

        Our Board has established Governance Guidelines which, together with our limited liability company agreement and bylaws, set forth the qualifications for service on our Board. Our Governance Guidelines may be changed from time to time by our Board upon the recommendation of our Nominating and Governance Committee. Our Board makes nominations of persons to be elected by shareholders as Directors. Our Board also elects Directors to fill Board vacancies that may occur from time to time. In both of these circumstances, our Board will act upon recommendations made by our Nominating and Governance Committee.

        In considering candidates to serve as Directors, our Nominating and Governance Committee seeks individuals who have qualities that the Committee believes will be effective in serving our long term best interests. Among the characteristics that the Committee considers are the following: integrity, experience, achievements, judgment, intelligence, competence, personal character, ability to make independent analytical inquiries, willingness to devote adequate time to Board duties, likelihood that a candidate will be able to serve on our Board for an extended period and other matters that our Nominating and Governance Committee deems appropriate. While our Board does not have a specific diversity policy in connection with the selection of nominees for Director, due consideration is given to our Board's desire for an overall balance of diversity of perspectives, backgrounds and experiences. Our Board does not consider gender, sexual orientation, race, religion, ethnicity, national origin or citizenship to be relevant considerations and does not discriminate on the basis of such criteria. When considering candidates, our Nominating and Governance Committee will also assist our Board in determining the desired mix of experience, skills, attributes and other criteria that will strengthen our Board in a way that best serves the long term interests of our Company and complement the experience, skills, attributes and qualifications of existing Directors. Depending on whether the position to be filled is that of an Independent Director or a Managing Director, the qualifications of the candidate to meet the criteria for each such category of Director is considered. In seeking candidates for Director who have not previously served as one of our Directors, the Nominating and Governance Committee may use the business, professional and personal contacts of its members, it may accept recommendations from other Board members and, if it considers it appropriate, the Nominating and Governance Committee may engage a professional search firm. In addition to other criteria, our bylaws require that nominees submit detailed personal and financial information required in connection with our license or regulation by state insurance and gambling authorities.

        In 2012, we did not pay any third party to identify or to assist in the evaluation of any candidate for election to our Board. We did not receive any shareholder recommendations or nominations for our Board for the 2013 annual meeting of shareholders, except the nomination made by our Board and recommendation by our Nominating and Governance Committee, each of which includes Board members who are shareholders of record.

        Shareholder Recommendations for Nominees.    A responsibility of our Nominating and Governance Committee is to consider candidates for election as Directors who are properly recommended by shareholders. To be considered by our Nominating and Governance Committee, a shareholder recommendation for a nominee must be made: (i) by a shareholder who is entitled under our limited liability company agreement and bylaws and applicable state and federal laws to nominate the nominee at the meeting and (ii) by written notice to the Chair of our Nominating and Governance Committee and our Secretary given within the 30 day period ending on the last date on which shareholders may give a timely notice of nomination for such meeting under our bylaws and applicable state and federal laws, which notice must be accompanied by the information and documents with respect to the recommended nominee which the recommending shareholder would have been required to provide in order to nominate such nominee for election at the shareholders meeting in accordance with our bylaws and applicable state and federal laws. Our Nominating and Governance Committee may request additional information about the shareholder recommended nominee or about the shareholder recommending the nominee. Shareholder recommendations which meet the requirements set forth above will be considered using the same criteria as other candidates considered by our Nominating and Governance Committee.

        The preceding paragraph applies only to shareholder recommendations for nominees to our Nominating and Governance Committee. A shareholder nomination must be made in accordance with the provisions of our limited liability company agreement and bylaws, including the procedures discussed below, and applicable state and federal laws.

        2014 Annual Meeting Deadlines for Shareholder Proposals Pursuant to Rule 14a-8 under the Exchange Act.    Shareholder proposals intended to be presented pursuant to Rule 14a-8 under the Exchange Act at our 2014 annual meeting of shareholders must be received at our principal executive offices on or before             , 2013, in order to be considered for inclusion in our proxy statement for our 2014 annual meeting of shareholders, provided that if we hold our 2014 annual meeting on a date that is more than 30 days before or after            , 2014, shareholders must submit proposals for inclusion in our 2014 proxy statement within a reasonable time before we begin to print our proxy materials. Under Rule 14a-8, we are not required to include shareholder proposals in our proxy materials unless conditions specified in the rule are met.

        2014 Annual Meeting Deadlines for Shareholder Nominations and Shareholder Proposals Not Made Pursuant to Rule 14a-8 under the Exchange Act.    In order for one or more shareholders properly to propose a nominee for election to our Board or propose business outside of Rule 14a-8 under the Exchange Act, the shareholder(s) must comply in all respects with the advance notice and other provisions set forth in our limited liability company agreement and our bylaws, which currently include, among other things, requirements as to the shareholder's timely delivery of advance notice, share ownership and submission of specified information. For example, our bylaws provide that to nominate a Director for election to our Board at our annual meeting, the shareholder(s) must, among other things: (1) at the date such shareholder gives its advance notice, hold individually or in the aggregate at least 3% of our shares entitled to vote at the meeting on such election, must have held such shares continuously for at least three years and must continuously hold such shares through and including the time of the annual meeting (including any adjournment or postponement thereof); (2) be entitled to make nominations and to vote at the meeting on such election; (3) during all times described in clause (1), hold a certificate or certificates for all shares of the Company owned by such shareholder; and (4) comply with the advance notice procedures and requirements as to such nomination. The advance notice must set forth detailed specified information about the nominee and the nominee's affiliates and associates, the shareholder making the nomination and affiliates and associates of that shareholder and provide to the extent known by the shareholder giving the notice, the name and address of any other shareholder supporting the shareholder's nomination.

        As a further example, to propose other business to be considered by the shareholders at our annual meeting (other than the nomination of individuals for election to our Board), our bylaws provide that the shareholder must: (1) have continuously held at least $2,000 in market value, or 1% of our shares entitled to vote at the meeting on the proposal for such business for at least one year from the date the shareholder gives its advance notice and continuously hold such shares through and including the time of the annual meeting (including any adjournment or postponement thereof); (2) be entitled to propose such business and to vote at the meeting on the proposal for such business; (3) during all times described in clause (1), hold a certificate or certificates for all shares of the Company owned by such shareholder; and (4) comply with the advance notice procedures and requirements as to such business. The advance notice must set forth a description of such business, the reasons for proposing such business at the meeting and any material interest in such business of the shareholder, a description of all agreements, arrangements and understandings involving the shareholder in connection with the proposal of such business and a representation that the shareholder intends to appear in person or by proxy at the meeting to bring the business before the meeting.

        In addition, at the same time as the submission of a shareholder nomination or proposal for consideration at a meeting of our shareholders that, if elected or approved and implemented by us, would cause us to be in breach of any covenant in or in default under any debt instrument or agreement or other material agreement of ours or any subsidiary of ours, our bylaws provide that the shareholder must submit to our Secretary (i) evidence satisfactory to our Board of the lender's or contracting party's willingness to waive the breach of covenant or default, or (ii) a detailed plan for repayment of the applicable indebtedness or curing the contractual breach or default and satisfying any resulting damage, specifically identifying the actions to be taken or the source of funds, which plan must be satisfactory to our Board in its discretion, and evidence of the availability to us of substitute credit or contractual arrangements similar to the credit or contractual arrangements which are implicated by the shareholder nomination or other proposal that are at least as favorable to us, as determined by our Board in its discretion. Additionally, if (i) the submission of a shareholder nomination or proposal of other business to be considered at a shareholders meeting could not be considered or, if elected or approved, implemented by us without our or any subsidiary of ours, or the proponent shareholder, the nominee, the holder of proxies or their respective affiliates or associates filing with or otherwise notifying or obtaining the consent, approval or other action of any governmental or regulatory body, or a governmental action, or (ii) such shareholder's ownership of our shares or any solicitation of proxies or votes or holding or exercising proxies by such shareholder, the nominee or their respective affiliates or associates would require governmental action, then, at the same time as the submission of the shareholder nomination or proposal of other business, our bylaws provide that the proponent shareholder shall submit to our Secretary (x) evidence satisfactory to our Board that any and all governmental action has been given or obtained, including, without limitation, such evidence as our Board may require so that any nominee may be determined to satisfy any suitability or other requirements or (y) if such evidence was not obtainable from a governmental or regulatory body by such time despite the shareholder's diligent and best efforts, a detailed plan for making or obtaining the governmental action prior to the election of the nominee or the implementation of the proposal for other business, which plan must be satisfactory to our Board in its discretion. Our bylaws require that shareholder nominations and proposals intended to be made outside of Rule 14a-8 under the Exchange Act at our 2014 annual meeting of shareholders must be submitted, in accordance with the requirements of our bylaws, not later than 5:00 p.m. Eastern Time on            , 2013 (which is also the date, after which, shareholder nominations and proposals made outside of Rule 14a-8 under the Exchange Act would be considered "untimely" within the meaning of Rule 14a-4(c) under the Exchange Act) and not earlier than            , 2013; provided, that, if our 2014 annual meeting is called for a date that is more than 30 days earlier or later than            , 2014, then a

shareholder's notice must be so delivered not later than 5:00 p.m. Eastern Time on the tenth day following the earlier of the day on which (i) notice of the date of our 2014 annual meeting is mailed or otherwise made available or (ii) public announcement of the date of our 2014 annual meeting is first made by us.

        The foregoing description of the procedures for a shareholder to propose a nomination for election to our Board or other business for consideration at an annual meeting is only a summary and is not a complete listing of all requirements. Copies of our limited liability company agreement and bylaws, including the provisions that concern shareholder recommendations to our Nominating and Governance Committee and the requirements for shareholder nominations and other proposals, may be obtained by writing to our Secretary at TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458 or from the SEC's website at www.sec.gov. Any shareholder considering making a nomination or other proposal should carefully review and comply with those provisions. Under our limited liability company agreement and our bylaws, a shareholder is obligated to indemnify us for costs and expenses we incur arising from the shareholder's breach or failure to fully comply with any covenant, condition or provision of our limited liability company agreement or our bylaws, including costs and expenses we may incur as a result of the shareholder's failure to comply with the requirements to make nominations and proposals.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Process

        Our compensation program is designed to help us achieve our business objectives, which include, but are not limited to, increasing, on a long term basis, the value of the Company by improving our prospects, our competitive position within our industry and our financial and operating performance, as well as achieving strategic initiatives and objectives. Individual performance is an important factor in determining each element of compensation. Our Compensation Committee determines the compensation of our Chief Executive Officer, Chief Financial Officer and General Counsel, and the amount of share grants to all of our executive officers. Our Compensation Committee recommends to our Board and the Board determines all compensation, other than share grants, for our executive officers other than our Chief Executive Officer, Chief Financial Officer and General Counsel. There is no formulaic approach to the determinations of an executive officer's compensation as it is in the discretion of our Compensation Committee and our Board, and determinations of an executive officer's compensation are not made as a result of benchmarking compensation against that of other companies.

        We believe it is important to align the interests of our executive officers with those of our shareholders and therefore have determined that a significant portion of an executive officer's annual compensation will be paid in the form of restricted share awards that vest over a period of at least four years. We also believe that performance and retention of our executive officers is improved by paying a substantial portion of each executive officer's cash compensation as an annual bonus. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers.

        In making their discretionary compensation determinations each year, our Compensation Committee's and Board's qualitative and subjective considerations of an executive's performance generally include, but are not limited to, the executive officer's:

  •
  historical compensation;

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  accomplishments during the year;

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  ability to identify areas for the Company's improvement and to achieve benefits from those improvements;

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  quality of decisions made;

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  ability to lead employees both in routine activities and in special projects;

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  change in performance as compared to the prior year;

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  perceived potential for future development and for assuming additional or alternative duties in the future;

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  background, training, education and experience;

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  specific areas of expertise and value to us, and the likelihood we could find a suitable replacement on a timely and cost effective basis; and

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  compensation compared to that of other individuals within our Company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals.

        In addition to the consideration of the various factors described in the preceding paragraphs, our Compensation Committee and our Board consider data regarding historical pay and available compensation data for public companies that are engaged in businesses similar to our business or that possess size or other characteristics that are similar to ours. None of our direct competitors are public companies and so we did not have access to the compensation practices and amounts of those companies. Consequently, in order to obtain a general understanding of current trends in compensation practices and ranges of amounts being awarded by other public companies, RMR compiled and reviewed comparative data gleaned from public filings regarding compensation paid by a group of public companies in the following industries: specialty retail; hotels, restaurants and leisure; food retail; and food and staples retailing industries.(2) Our Compensation Committee did not engage compensation consultants to participate in the determination or recommendation of the amount or form of executive compensation.

        In September 2012, Ms. Gilmore, the Chair of our Compensation Committee, met with Mr. Barry Portnoy, our Managing Director who is not also one of our executive officers, Mr. Adam Portnoy, President and Chief Executive Officer of RMR, and the chairs of the compensation committees of other public companies for which RMR provides services. The purpose of this meeting was to discuss compensation philosophy regarding potential share grants to be made by us and to consider the

(2)
This group of public companies was comprised of Advance Auto Parts, Inc.; AutoZone, Inc.; Brinker International, Inc.; Casey's General Stores, Inc.; Cracker Barrel Old Country Store, Inc.; Darden Restaurants, Inc.; Genuine Parts Company; Jack in the Box Inc.; Office Depot, Inc.; OfficeMax Incorporated; Staples, Inc.; Starbucks Corporation; Susser Holdings Corporation; The Pantry, Inc.; Wendy's International, Inc.; and YUM! Brands, Inc.

compensation payable to our Director of Internal Audit who provides services to us and to other companies managed by RMR and its affiliates, as well as the allocation of internal audit costs among those companies.

        At a Compensation Committee meeting in December 2012 our Compensation Committee conducted a review of executive and employee compensation and considered recommendations arising from the September 2012 meeting, recommendations provided by management and other factors such as (1) the amounts and value of historical share awards made to each executive officer; (2) the amounts of share awards granted to persons with similar levels of responsibility; (3) the then current market prices of our shares; (4) the performance of each executive officer during 2012; (5) each executive officer's expected future contributions to us; (6) each executive officer's relative mix of cash and noncash compensation; (7) the comparative data about executive compensation trends and amounts that RMR prepared; and (8) our financial position and operating performance in the past year and our perceived future prospects. There was no formulaic approach to the use of these various factors in determining the number of shares to award to each executive officer. The share amounts were determined on a subjective basis using the various factors at our Compensation Committee's sole discretion. Our Compensation Committee did not engage a compensation consultant to participate in the determination or recommendation of the amounts or form of compensation for our executive officers. Messrs. O'Brien and Rebholz participated in the Compensation Committee meeting with regard to consideration of compensation generally and to our other officers, but they left that meeting and did not participate in the Compensation Committee's determination and recommendation of their compensation. For bonus amounts paid to our executive officers for 2012, there were no bonus targets established. In addition, no bonus targets have been established for purposes of bonus amounts that may be paid to our executive officers in 2013. In keeping with our Compensation Committee's desire to reduce the incentives for management to take excessive risk for short term benefit, our Compensation Committee considers historical levels of compensation and gradual increases thereof to be among the most important factors in determining compensation, but certainly not the sole factor.

        Pursuant to a majority vote recommendation of our shareholders in 2012 as adopted by our Board, our current policy is to provide shareholders with an opportunity to approve the compensation of our named executive officers once every three years at our annual meeting of shareholders. It is currently expected that the next such vote will occur at our 2015 annual meeting of shareholders.

Compensation Components

        The mix of base salary, cash bonus and equity compensation that we pay to our executive officers varies depending on the executive officer's position and responsibilities with us. Our Compensation Committee does not follow a set formula or specific guidelines in determining how to allocate among the compensation components.

        The components of the compensation packages of our executive officers are as follows:

Base Salary

        Base salaries are reviewed annually and adjusted, if appropriate, on a subjective basis based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) historical compensation; (2) accomplishments achieved during the year; (3) ability to identify areas for the Company's improvement and to achieve benefits from those improvements;

(4) quality of decisions made; (5) ability to lead employees both in routine activities and in special projects; (6) change in performance as compared to the prior year, (7) perceived potential for future development and for assuming additional or alternative duties in the future; (8) the executive officer's background, training, education and experience; (9) the market demand for specific expertise possessed by the executive officer, the executive officer's value to us and the likelihood we could find a suitable replacement on a timely and cost effective basis; (10) a comparison of the executive officer's pay to that of other individuals within our Company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals; (11) the comparative data about executive compensation trends and amounts that RMR prepared; and (12) our financial position and operating performance throughout 2012. Currently, we limit the annual base salaries of our executive officers to a maximum of $300,000, with the exception of Mr. Lombardi whose annual base salary has been limited to $339,000, which is the annual base salary amount that was established for him by our predecessor. Subject to the limits we have on annual base salaries, we also adjust base salaries, as warranted, for promotions and other changes in the executive officer's role that may occur from time to time. In 2012, the annual base salary for Mr. Richards was increased to $255,000. In determining the annual base salary for Mr. O'Brien, the Compensation Committee considers the experiences and insights of RMR with respect to Mr. O'Brien's performance. In determining the annual base salary for Mr. Rebholz, the Compensation Committee considers an evaluation of Mr. Rebholz's performance provided by Mr. O'Brien and the experiences and insights of RMR with respect to Mr. Rebholz's performance. In determining the annual base salary for our other executive officers, the Compensation Committee considers an evaluation of those officers' performances provided by Messrs. O'Brien and Rebholz and the experiences and insights of RMR with respect to those officers' performances.

Annual Bonus and Share Award Plan

        Each of our executive officers, including our Chief Executive Officer, is eligible to receive an annual cash bonus and share award. There is no formulaic approach used in determining the amount of these annual cash and share awards. The cash bonus and share awards are determined on a subjective basis by our Compensation Committee and Board, as the case may be, based upon consideration of a number of factors including, but not limited to, the following for each executive officer: (1) historical bonus and share awards to the individual; (2) accomplishments achieved during the year; (3) ability to identify areas for the Company's improvement and to achieve benefits from those improvements; (4) quality of decisions made; (5) ability to lead employees both in routine activities and in special projects; (6) change in performance as compared to the prior year; (7) perceived potential for future development and for assuming additional or alternative duties in the future; (8) the market demand for specific expertise possessed by the executive officer, the executive officer's value to us and the likelihood we could find a suitable replacement on a timely and cost effective basis; (9) a comparison of the executive officer's total compensation to that of other individuals within our Company and the relative responsibilities, titles, roles, experiences and capabilities of such other individuals; (10) the amounts of share awards granted to persons with similar levels of responsibility; (11) the then current market prices of our shares; (12) each executive officer's relative mix of cash and noncash compensation; (13) the comparative data about executive compensation trends and amounts that RMR prepared; and (14) our financial position and operating performance throughout 2012. In addition, in determining cash bonus and share awards for our executive officers, our Compensation Committee and Board also consider the recommendations of the Chair of the Compensation Committee following her meeting with Mr. Portnoy and the chairs of the compensation committees of other public companies for which RMR provides services, the experiences and insights of RMR with respect to the performances of our executive officers, the evaluation provided by Mr. O'Brien of Mr. Rebholz's performance and the evaluations provided by Messrs. O'Brien and Rebholz of our other executive officers' performances. We currently limit the annual base salaries of our executive officers and utilize changes in annual cash bonus amounts as the primary mechanism for effecting annual compensation adjustments for our executive officers. For 2012, the increases in the annual cash bonus amounts paid to our executive officers reflect this interplay between the annual base salary limitation and annual cash bonus amounts, within the context of the other factors described above that are taken into account in determining annual cash bonus and share award amounts.

        Mr. O'Brien's annual bonus is determined on a subjective basis by our Compensation Committee, composed solely of Independent Directors, who base their decision upon their consideration and evaluation of his performance during the year. Considerations may include, but may not be limited to, our financial performance, our growth and our success in achieving strategic initiatives and objectives, as well as the other matters noted above that our Compensation Committee considers in making this determination. For 2012, our Compensation Committee awarded Mr. O'Brien an annual bonus of $1,540,000 in cash and also awarded him 200,000 common shares that will vest in ten equal annual installments beginning on the grant date. The shares awarded had a value at the grant date of $872,000, of which the vested portion was $87,200 as of the grant date. In making this cash bonus and this share award, our Compensation Committee considered Mr. O'Brien's performance in leading the Company through challenging economic conditions that continued to exist in the United States throughout 2012, including but not limited to his managing capital and operating expenditures in relation to the prevailing business levels in order to conserve liquidity and maintain our cash balance, maintaining fuel sales and pricing in order to increase fuel margin and developing new and enhancing existing marketing programs to grow our business in a slowly recovering economy, management's successes in 2012 in negotiating and managing the acquisition of several new sites and integrating such new sites into the Company's business, managing the Company's capital investment program to improve existing and newly acquired sites, managing the Company's negotiations for the renewal of subleases with certain of the Company's franchisees and negotiating a memorandum of understanding with Shell Oil Products US related to construction of a network of natural gas fueling lanes at certain of the Company's travel centers, among other considerations. Our Compensation Committee determined that the share award would vest over time to ensure a continuing commonality of interest between Mr. O'Brien and our shareholders, to provide Mr. O'Brien with an incentive to remain with us to earn the unvested portion of the award and to encourage appropriate levels of risk taking in his long term decisions affecting our business. The foregoing description of the share award to Mr. O'Brien during 2012 does not include the share award granted to him in his capacity as one of our Directors.

        The annual cash bonuses for Mr. Rebholz and Mr. Young were determined by our Compensation Committee after consideration of the same criteria described above with regard to Mr. O'Brien as applied to Mr. Rebholz's and Mr. Young's respective performances and after consideration of the other matters noted above that our Compensation Committee considers in determining compensation generally. The annual cash bonuses for our executive officers, other than Messrs. O'Brien, Rebholz and Young, were recommended by our Compensation Committee and approved by our Board based upon the consideration and evaluation of each executive's performance and level of total compensation as well as the other matters noted above that our Compensation Committee and Board consider in making these determinations. These considerations included, but were not limited to, our financial and operating performance during 2012 and each executive officer's level of total compensation.

        Messrs. O'Brien, Rebholz and Young were also officers of RMR throughout all of 2012. Because at least 80% of Messrs. O'Brien's, Rebholz's and Young's business time is devoted to services to us, 80% of Messrs. O'Brien's, Rebholz's and Young's total cash compensation (that is, the combined base salary and cash bonus paid by us and RMR) was paid by us and the remainder was paid by RMR. Messrs. O'Brien, Rebholz and Young are also eligible to participate in certain RMR benefit plans.

        We made equity awards under the Share Award Plan to our executive officers and others based upon factors that our Compensation Committee considered relevant to align the interests of the persons to whom awards were made with our business objectives, which include, but are not limited to, increasing, on a long term basis, the value of the Company by improving our prospects, our competitive position within our industry and our financial and operating performance, as well as achieving strategic initiatives and objectives. In addition to the award of common shares made to Mr. O'Brien during 2012, our Compensation Committee awarded common shares to each of our other executive officers who were in our employ at the grant date. These awards ranged in size and value from 50,000 shares, having a grant date value of $218,000, to 100,000 shares, having a grant date value of $436,000. In determining the size of each share award, the Compensation Committee considered the responsibilities of the executive, the relation of the size of the award to the size of the share award made to Mr. O'Brien and other factors, including their past and expected future performances and possible cash bonuses, prior year share grant amounts, 2012 annual base cash salaries, the executive officer's tenure with the Company and the Company's operational results during 2012. In each case, the Compensation Committee determined that the share awards would vest in five equal annual installments for those other executive officers, other than Mr. Rebholz whose shares vest in ten equal annual installments, in each case beginning on the date of the grant, to ensure a continuing commonality of interest between the recipients and our shareholders, to provide our executives with an incentive to remain with us to earn the unvested portion of the award and to encourage appropriate levels of risk taking in their long term decisions affecting our business.

Perquisites and Other Benefits

        Our executive officers are entitled to participate in our benefit plans on the same terms as our other employees. These plans include only medical, dental and life insurance plans and a defined contribution retirement plan. We suspended matching contribution payments to our defined contribution retirement plan in May 2009 and such payments have not been reinstated as of the date of this proxy statement.

All Other Payments

        The Summary Compensation Table below includes amounts for 2012, 2011 and 2010 described as "All Other Compensation." For each of those years, there were no such amounts paid to our executive officers.

 COMPENSATION COMMITTEE REPORT

        The undersigned members of the Compensation Committee have reviewed and discussed the Compensation Discussion and Analysis with our management. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2012.

COMPENSATION COMMITTEE

COMPENSATION TABLES

        The following tables provide: (1) summary 2012, 2011 and 2010 compensation information relating to our Chief Executive Officer, Chief Financial Officer and the next three most highly compensated persons during 2012 who were executive officers of ours at December 31, 2012; (2) information with respect to share awards made to these persons during 2012 and prior years; and (3) compensation information relating to our Directors for 2012. The compensation information for the persons included in the compensation tables are for services rendered to us and our subsidiaries and do not include information regarding compensation received by such persons for services rendered to RMR.

SUMMARY COMPENSATION TABLE FOR 2012, 2011 AND 2010

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Thomas M. O'Brien(2)	2012	$300,000	$1,540,000	$910,400	$—	$2,750,400
President and Chief Executive Officer	2011	$300,000	$1,400,000	$907,250	$—	$2,607,250
	2010	$300,000	$1,300,000	$744,100	$—	$2,344,100
Andrew J. Rebholz	2012	$300,000	$490,000	$436,000	$—	$1,226,000
Executive Vice President, Chief Financial	2011	$300,000	$450,000	$424,000	$—	$1,174,000
Officer and Treasurer	2010	$300,000	$400,000	$355,000	$—	$1,055,000
Michael J. Lombardi	2012	$339,000	$295,000	$218,000	$—	$852,000
Executive Vice President	2011	$339,000	$275,000	$212,000	$—	$826,000
	2010	$339,000	$250,000	$159,750	$—	$748,750
Mark R. Young	2012	$300,000	$300,000	$218,000	$—	$818,000
Executive Vice President and General Counsel	2011	$300,000	$275,000	$212,000	$—	$787,000
	2010	$290,000	$250,000	$159,750	$—	$699,750
Barry A. Richards	2012	$240,000	$275,000	$218,000	$—	$733,000
Executive Vice President

(1)
Represents the grant date fair value of shares granted in 2012, 2011 and 2010, as applicable, compiled in accordance with FASB Accounting Standards Codification Topic 718, "Compensation—Stock Compensation," or ASC 718. No assumptions are used in this calculation.

(2)
Mr. O'Brien's share awards amount includes $38,400, $59,250 and $34,100 of compensation received for services as a Director for 2012, 2011 and 2010, respectively, and $872,000, $848,000 and $710,000 for services as an executive officer for 2012, 2011 and 2010, respectively.

 GRANTS OF PLAN BASED AWARDS FOR 2012
(Shares granted in 2012, including vested and unvested grants)

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards(2)
Thomas M. O'Brien(3)	05/10/2012	7,500 Common Shares	$38,400
Thomas M. O'Brien(4)	12/04/2012	200,000 Common Shares	$872,000
Andrew J. Rebholz(4)	12/04/2012	100,000 Common Shares	$436,000
Michael J. Lombardi	12/04/2012	50,000 Common Shares	$218,000
Mark R. Young	12/04/2012	50,000 Common Shares	$218,000
Barry A. Richards	12/04/2012	50,000 Common Shares	$218,000

(1)
Unless noted otherwise below, share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. At our option, in the event a recipient granted a share award ceases to perform duties for us, RMR or any company that RMR manages or that is affiliated with RMR during the vesting period, the recipient shall forfeit or we may repurchase all or a portion of the shares that have not yet vested.

(2)
Equals the number of shares multiplied by the closing price of our shares on the grant date, which is also the grant date fair value under ASC 718. No assumptions are used in this calculation.

(3)
Shares granted in Mr. O'Brien's capacity as a Director, which vested fully on the grant date.

(4)
This share award provides that one tenth of the award vested on the grant date and one tenth vests on each of the next nine anniversaries of the grant date.

 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2012
(Shares granted in 2012 and prior years that have not yet vested)

		Stock Awards
Name	Year Granted	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Thomas M. O'Brien(3)	2012	180,000	$846,000
	2011	160,000	$752,000
	2010	140,000	$658,000
	2009	120,000	$564,000
	2008	100,000	$470,000
	2007	80,000	$376,000
Andrew J. Rebholz(4)	2012	90,000	$423,000
	2011	80,000	$376,000
	2010	70,000	$329,000
	2009	15,000	$70,500
Michael J. Lombardi	2012	40,000	$188,000
	2011	30,000	$141,000
	2010	18,000	$84,600
	2009	9,000	$42,300
Mark R. Young	2012	40,000	$188,000
	2011	30,000	$141,000
	2010	18,000	$84,600
	2009	9,000	$42,300
Barry A. Richards	2012	40,000	$188,000
	2011	30,000	$141,000
	2010	18,000	$84,600
	2009	4,000	$18,800

(1)
Unless noted otherwise below, share awards granted by us to our executive officers provide that one fifth of each award vests on the grant date and one fifth vests on each of the next four anniversaries of the grant date. The shares granted in 2012 were granted on December 4, 2012; the shares granted in 2011 were granted on November 29, 2011; the shares granted in 2010 were granted on December 1, 2010; and the shares granted in 2009 were granted on December 8, 2009; the shares granted in 2008 were granted on November 24, 2008; and the shares granted in 2007 were granted on November 26, 2007. At our option, in the event a recipient granted a share award ceases to perform duties for us, RMR or any company that RMR manages or that is affiliated with RMR during the vesting period, the recipient shall forfeit or we may repurchase all or a portion of the shares that have not yet vested.

(2)
Equals the number of shares multiplied by the closing price of our shares on December 31, 2012.

(3)
These share awards provide that one tenth of each award vested on the grant date and one tenth vests on each of the next nine anniversaries of the grant date.

(4)
The share awards granted to Mr. Rebholz in 2012, 2011 and 2010 provide that one tenth of each award vested on the grant date and one tenth vests on each of the next nine anniversaries of the grant date.

 STOCK VESTED FOR 2012
(Share grants that vested in 2012, including shares granted in prior years)

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Thomas M. O'Brien(2)	127,500	$565,800
Andrew J. Rebholz	57,000	$249,580
Michael J. Lombardi	46,000	$201,750
Mark R. Young	46,000	$201,750
Barry A. Richards	36,000	$158,100

(1)
Equals the number of shares multiplied by the closing price of our shares on the 2012 dates of vesting of grants made in 2012 and prior years.

(2)
Includes 7,500 common shares with a value realized on vesting of $38,400 granted to Mr. O'Brien in 2012 in his capacity as one of our Directors; all share grants to Directors vest at the time of grant.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

        From time to time, we have entered into arrangements with former employees of ours or RMR in connection with the termination of their employment with us or RMR, providing for the acceleration of vesting of restricted shares previously granted to them under the Share Award Plan and, in certain instances, payments for future services to us as a consultant or part time employee and continuation of health care and other benefits. Although we have no formal policy, plan or arrangement for payments to employees of ours or RMR in connection with their termination of employment with us or RMR, we may in the future provide on a discretionary basis for similar payments depending on various factors we then consider relevant and if we believe it is in the Company's best interests to do so.

 DIRECTOR COMPENSATION FOR 2012
(2012 compensation; all share grants to Directors vest at the time of grant)

Name	Fees Earned or Paid in Cash ($)		Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Patrick F. Donelan	$54,250		$38,400	—	$92,650
Barbara D. Gilmore	$55,000		$38,400	—	$93,400
Arthur G. Koumantzelis	$64,250		$38,400	—	$102,650
Thomas M. O'Brien(2)	$—	(3)	$38,400	—	$38,400
Barry M. Portnoy	$—	(3)	$38,400	—	$38,400

(1)
Equals the number of shares multiplied by the closing price of our shares on the grant date. This is also the compensation cost recognized by us for financial reporting purposes pursuant to ASC 718. No assumptions are used in this calculation.

(2)
The compensation listed in this table for Mr. O'Brien relates solely to compensation in his capacity as one of our Directors. Compensation paid to Mr. O'Brien in his capacity as our President and Chief Executive Officer is disclosed elsewhere in this proxy statement and the value of Mr. O'Brien's Director share award is also included in his compensation listed in the summary compensation table elsewhere in this proxy statement.

(3)
Our Managing Directors do not receive cash compensation for their services as Directors.

        Each Independent Director receives an annual fee of $35,000 for services as a Director, plus a fee of $750 for each meeting attended. Up to two $750 fees are paid if a Board meeting and one or more Board committee meetings are held on the same date. The chairpersons of our Audit Committee, Compensation Committee and Nominating and Governance Committee receive an additional $15,000, $5,000 and $5,000, respectively, each year. Under our Governance Guidelines, each Director is required to maintain the necessary level of expertise to perform his or her responsibilities as Director and we reimburse each Director for the out of pocket costs he or she incurs from attending continuing education programs. In addition, each Director received a grant of 7,500 of our common shares in 2012. We generally reimburse all our Directors for travel expenses incurred in connection with their duties as Directors.

        Our Board believes it is important to align the interests of Directors with those of our shareholders and for Directors to hold equity ownership positions in our Company. Accordingly, our Board believes that a portion of each Director's compensation should be paid in shares. In determining the amount and composition of such compensation, our Board considers the compensation of directors of other comparable enterprises, both with respect to size and industry, including the compensation of directors and trustees of other companies managed by RMR.

        In 2012 our Board reviewed the compensation paid to our Directors and determined the amount of the Directors' cash compensation and our Compensation Committee determined the amount of the equity based awards granted to our Directors under the Share Award Plan. Our Managing Directors do not receive any cash compensation for their services as Directors, but they do receive common share grants equal to the share grants awarded to our Independent Directors. Mr. O'Brien also receives compensation for services as our President and Chief Executive Officer.

 AUDIT COMMITTEE REPORT

        In the course of our oversight of the Company's financial reporting process, we have: (i) reviewed and discussed with management the audited financial statements for the year ended December 31, 2012; (ii) discussed with Ernst & Young LLP, the Company's independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (iii) received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence; (iv) discussed with the independent registered public accounting firm its independence; and (v) considered whether the provision of non-audit services by the independent registered public accounting firm is compatible with maintaining its independence and concluded that it is compatible at this time.

        Based on the foregoing review and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        Unless otherwise indicated, the information set forth below is as of February 19, 2013. The following table sets forth information regarding the beneficial ownership of our common shares (excluding any fractional shares that may be beneficially owned by such persons) by: (1) each person or entity known to us to be, or reporting to be, the beneficial owner of more than 5% of our outstanding common shares; (2) each of our Directors, nominees and the persons listed in the Compensation Tables in this proxy statement; and (3) our Directors and executive officers as a group. Unless otherwise indicated, we believe that each owner named below has sole voting and investment power for all our common shares shown to be beneficially owned by that person or entity. As of the date first set forth in this paragraph, we do not know of any outstanding rights to acquire our shares of the type specified in Rule 13d-3(d)(1) under the Exchange Act.

Name and Address of Beneficial Owner(1)	Amount and Nature of Beneficial Ownership(2)	Percent of Share Class(2)
Beneficial Owners of More Than 5% of Our Common Shares
HPT(3)	2,540,000	8.6%
Directors, Nominees and Executive Officers
Thomas M. O'Brien	1,295,690	4.4%
Andrew J. Rebholz	440,000	1.5%
Michael J. Lombardi	237,500	*
Mark R. Young	235,015	*
Barry A. Richards	178,300	*
Barry M. Portnoy(3)	62,411	*
Barbara D. Gilmore(4)	50,000	*
Arthur G. Koumantzelis	40,561	*
Patrick F. Donelan	40,000	*
All Directors and executive officers as a group (ten persons)(3)(4)	2,721,477	9.2%

*
Less than 1% of our outstanding common shares.

(1)
Unless otherwise indicated, the address of each identified person or entity is: c/o TravelCenters of America LLC, 24601 Center Ridge Road, Westlake, Ohio 44145.

(2)
Our limited liability company agreement and other agreements to which we are a party place restrictions on the ability of any person or group to acquire beneficial ownership of more than 9.8% of any class or series of our shares. In addition, in order to help us preserve the tax treatment of our net operating losses and other tax benefits, our bylaws generally provide that transfers of our shares to a person, entity or group that is then, or would become as a result, an owner of 5% or more of our outstanding shares would be void in total for transferees then already owning 5% or more of our shares, and for transferees that would otherwise become owners of 5% or more of our shares, to the extent the transfer would so result in such level of ownership by the proposed transferee. The percentages indicated are based upon the number of shares shown divided by the 29,536,466 of our common shares outstanding as of February 19, 2013.

(3)
This information is as of December 31, 2012 and is based solely on a Schedule 13G/A filed with the SEC on January 29, 2013. Based on the information provided in that Schedule 13G/A, the address of HPT is Two Newton Place, 255 Washington Street, Newton, Massachusetts 02458. In

  that Schedule 13G/A, RMR and Reit Management & Research Trust, or RMR Trust, reported that they do not hold any of our common shares, but RMR, as manager of HPT, and RMR Trust, as the sole member of RMR, may, under applicable regulatory definitions, be deemed to beneficially own (and have shared voting and dispositive power over) the 2,540,000 shares beneficially owned by HPT. In that same Schedule 13G/A, RMR and RMR Trust each disclaimed such beneficial ownership. In addition, in that same Schedule 13G/A, Mr. Barry Portnoy reported that he beneficially owns 62,411.6 of our common shares, and Mr. Adam D. Portnoy reported that he beneficially owns 66,263.8 of our common shares (of which 24,000 are subject to vesting requirements and will become fully vested, subject to the lapse of certain contingencies, annually through 2016). In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy reported that in their respective positions as the Chairman and a director of RMR and the Chairman, majority beneficial owner and a trustee of RMR Trust and as the President and Chief Executive Officer and a director of RMR, and the President and Chief Executive Officer, a beneficial owner and a trustee of RMR Trust, they may also be deemed to beneficially own (and have shared voting and dispositive power over) the 2,540,000 shares beneficially owned by HPT. In that same Schedule 13G/A, Mr. Barry Portnoy and Mr. Adam Portnoy each disclaimed such beneficial ownership. None of the 2,540,000 shares beneficially owned by HPT are included in the shares listed as beneficially owned by Mr. Barry Portnoy in the above table.

(4)
Includes 10,000 common shares owned by Ms. Gilmore's husband. Ms. Gilmore disclaims beneficial ownership of these shares, except to the extent of her pecuniary interest in the shares.

RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS

        We have adopted written Governance Guidelines that address the consideration and approval of any related person transactions. Under these Governance Guidelines, we may not enter into any transaction in which any Director or executive officer, any member of the immediate family of any Director or executive officer or any other related person, has or will have a direct or indirect material interest unless that transaction has been disclosed or made known to our Board and our Board reviews and approves or ratifies the transaction by the affirmative vote of a majority of the disinterested Directors, even if the disinterested Directors constitute less than a quorum. If there are no disinterested Directors, the transaction must be reviewed and approved or ratified by both (1) the affirmative vote of a majority of our entire Board and (2) the affirmative vote of a majority of our Independent Directors. The Governance Guidelines further provide that, in determining whether to approve or ratify a transaction, our Board, or disinterested Directors or Independent Directors, as the case may be, shall act in accordance with any applicable provisions of our limited liability company agreement and bylaws, consider all of the relevant facts and circumstances and approve only those transactions that are fair and reasonable to us. All related person transactions described below were reviewed and approved or ratified by a majority of the disinterested Directors or otherwise in accordance with our policies described above. In the case of any transaction with us in which any other employee of ours who is subject to our Code of Business Conduct and Ethics and who has a direct or indirect material interest in the transaction, the employee must seek approval from an executive officer who has no interest in the matter for which approval is being requested.

        HPT is our former parent company, our principal landlord and our largest shareholder. We were created as a separate public company in 2007 as a result of a spin off from HPT. As of December 31, 2012, HPT owned 2,540,000 of our common shares, representing approximately 8.6% of our outstanding common shares. One of our Managing Directors, Mr. Barry Portnoy, is a managing trustee of HPT. Mr. Barry Portnoy's son, Mr. Adam Portnoy, is also a trustee of HPT, and Mr. Barry Portnoy's son-in-law is an executive officer of HPT. Our other Managing Director, Mr. Thomas O'Brien, who is also our President and Chief Executive Officer, was a former executive officer of HPT. In addition, one of our Independent Directors, Mr. Arthur Koumantzelis, was a trustee of HPT at the time we were created; Mr. Koumantzelis resigned and ceased to be a trustee of HPT shortly before he joined our Board in 2007.

        We have two leases with HPT, which we refer to as the TA Lease and the Petro Lease, and which we refer to collectively as the HPT Leases, pursuant to which we lease 185 travel centers from HPT. Our TA Lease is for 145 travel centers that we operate under the "TravelCenters of America" or "TA" brand names. The TA Lease became effective on January 31, 2007. Our Petro Lease is for 40 travel centers that we operate under the "Petro" brand name. Our Petro Lease became effective on May 30, 2007. The TA Lease expires on December 31, 2022. The Petro Lease expires on June 30, 2024, and may be extended by us for up to two additional periods of 15 years each. We have the right to use the "TA", "TravelCenters of America" and other trademarks historically used by our predecessor, which are owned by HPT, during the term of the TA Lease.

        The HPT Leases are "triple net" leases that require us to pay all costs incurred in the operation of the leased travel centers, including personnel, utility, inventory, customer service and insurance expenses, real estate and personal property taxes, environmental related expenses, underground storage tank removal costs and ground lease payments at those travel centers at which HPT leases the property and subleases it to us. We also are required to generally indemnify HPT for certain environmental matters and for liabilities which arise during the terms of the leases from ownership or operation of the leased travel centers. The TA Lease and the Petro Lease also include arbitration provisions for the resolution of disputes.

        The TA Lease requires us to pay minimum rent to HPT of $135.1 million per year for the period from January 1, 2011 through January 31, 2012, and $140.1 million per year for the period from February 1, 2012 through December 31, 2022. These amounts are exclusive of any increase in minimum rent, as described below, as a result of HPT's purchasing improvements to the leased TA travel centers. During 2012, our minimum annual rent under the TA Lease increased by $            due to such purchases. The Petro Lease requires us to pay minimum rent to HPT of $54.2 million per year through June 30, 2024. This amount is exclusive of any increase in minimum rent to HPT, as described below, as a result of HPT's purchasing improvements to the leased Petro travel centers. During 2012, our minimum annual rent under the Petro Lease increased by $            due to such purchases. As of December 31, 2012, our minimum annual rents payable under the TA Lease and the Petro Lease was $            and $             million, respectively. Effective January 2012, we began to incur percentage rent payable to HPT under the TA Lease. The Petro Lease requires us to incur percentage rent payable to HPT effective January 1, 2013. In each case, the percentage rent equals 3% of increases in nonfuel gross revenues and 0.3% of increases in gross fuel revenues at the leased travel centers over base amounts. The increases in percentage rents attributable to fuel revenues are subject to a maximum each year calculated by reference to changes in the consumer price index. Also, as discussed below, HPT has agreed to waive payment of the first $2.5 million of percentage rent that may become due under our Petro Lease. The total amount of percentage rent that we incurred during the year ended December 31, 2012 was $            . Under the HPT Leases, we are obligated to pay to HPT at lease expiration an amount equal to an estimate of the cost of removing underground storage tanks on the leased sites.

        Under the HPT Leases, we may request that HPT purchase approved amounts for renovations, improvements and equipment at the leased travel centers in return for increases in our minimum annual rent according to the following formula: the minimum rent per year will be increased by an amount equal to the amount paid by HPT multiplied by the greater of (i) 8.5% or (ii) a benchmark U.S. Treasury interest rate plus 3.5%. During 2012, pursuant to the terms of the HPT Leases, we sold to HPT $            of improvements we previously made to properties leased from HPT; and, as a result, our minimum annual rent payable to HPT increased by approximately $            . As of December 31, 2012, our property and equipment balance included $            for similar improvements we have made to HPT owned sites that we intend to request that HPT purchase from us for an increase in future rent; however HPT is not obligated to purchase these improvements.

        Pursuant to the rent deferral agreement that we previously entered into with HPT, we had, as of December 31, 2010, accrued an aggregate of $150.0 million of deferred rent payable to HPT. Pursuant to the Amendment Agreement that we entered into with HPT on January 31, 2011, or the Amendment Agreement, $107.1 million of that deferred rent is payable on December 31, 2022, and the remaining $42.9 million is payable on June 30, 2024, and interest does not accrue on the deferred rent; provided, however, that the deferred rent obligation shall be accelerated and interest shall begin to accrue thereon if certain events provided in the Amendment Agreement occur, including a change of control of us.

        RMR provides management services to both us and HPT and, as noted above, there are other current and historical relationships between us and HPT. Accordingly, the terms of the rent deferral agreement and the Amendment Agreement were negotiated and approved by special committees of our Independent Directors and HPT's Independent Trustees, none of whom are directors or trustees of the other company, and each special committee was represented by separate counsel.

        RMR provides business management and shared services to us pursuant to a business management and shared services agreement, or our business management agreement. One of our Managing Directors, Mr. Barry Portnoy, is Chairman, majority owner and an employee of RMR. Mr. Barry Portnoy's son, Mr. Adam Portnoy, is an owner of RMR and serves as President, Chief Executive Officer and a director of RMR. Our other Managing Director, Mr. O'Brien, who is also our President and Chief Executive Officer, is also an Executive Vice President of RMR. Mr. Rebholz, our Executive Vice President, Chief Financial Officer and Treasurer, and Mr. Young, our Executive Vice President and General Counsel, are each a Senior Vice President of RMR. HPT's executive officers are officers of RMR. A majority of our Independent Directors also serve as independent directors or independent trustees of other public companies to which RMR or its affiliates provide management services. Mr. Barry Portnoy serves as a managing director or managing trustee of those companies, including HPT, and Mr. Adam Portnoy serves as a managing trustee of a majority of those companies, including HPT. In addition, officers of RMR serve as officers of those companies. We understand that further information regarding those relationships is provided in the applicable periodic reports and proxy statements filed by those other companies with the SEC.

        Messrs. O'Brien, Rebholz and Young were officers of RMR throughout all of 2012. Because at least 80% of Messrs. O'Brien's, Rebholz's and Young's business time is devoted to services to us, 80% of Messrs. O'Brien's, Rebholz's and Young's total cash compensation (that is, the combined base salary and cash bonus paid by us and RMR) was paid by us and the remainder was paid by RMR. Messrs. O'Brien, Rebholz and Young are also eligible to participate in certain RMR benefit plans. We believe the compensation we paid to these officers reasonably reflected their division of business time;

however, periodically, these individuals may divide their business time differently than they do currently and their compensation from us may become disproportionate to this division. RMR has approximately 820 employees and provides management services to other companies in addition to us and HPT.

        Our Board has given our Compensation Committee, which is comprised exclusively of our Independent Directors, authority to act on our behalf with respect to our business management agreement with RMR. The charter of our Compensation Committee requires the Committee annually to review the business management agreement, evaluate RMR's performance under this agreement and renew, amend, terminate or allow to expire the business management agreement.

        Pursuant to the business management agreement, RMR assists us with various aspects of our business, which may include, but are not limited to, compliance with various laws and rules applicable to our status as a publicly owned company, maintenance of our travel centers, site selection for properties on which new travel centers may be developed, identification of, and purchase negotiation for, travel centers and travel center companies, accounting and financial reporting, capital markets and financing activities, investor relations and general oversight of our daily business activities, including legal and tax matters, human resources, insurance programs, management information systems and the like. Under our business management agreement, we pay RMR an annual business management fee equal to 0.6% of the sum of our gross fuel margin (which is our fuel sales revenues less our cost of fuel sales) plus our total nonfuel revenues. The fee is payable monthly based on the prior month's margins and revenues. This fee totaled $            for 2012.

        RMR also provides internal audit services to us in return for our share of the total internal audit costs incurred by RMR for us and other companies managed by RMR and its affiliates, which amounts are subject to approval by our Compensation Committee. Our Audit Committee appoints our Director of Internal Audit. Our share of RMR's costs of providing this internal audit function was approximately $            for 2012. These allocated costs are in addition to the business management fees earned by RMR.

        The business management agreement automatically renews for successive one year terms unless we or RMR give notice of non-renewal before the end of an applicable term. We or RMR may terminate the business management agreement upon 60 days' prior written notice. RMR may also terminate the business management agreement upon five business days' notice if we undergo a change of control, as defined in the business management agreement. On December 4, 2012, we amended and restated our business management agreement with RMR to extend the term of the business management agreement until December 31, 2013, and to amend certain procedures for the arbitration of disputes pursuant to the agreement as well as for other clarification and administrative changes.

        Under our business management agreement with RMR, we acknowledge that RMR also provides management services to other companies, including HPT. The fact that RMR has responsibilities to other entities, including our largest landlord, HPT, could create conflicts; and in the event of such conflicts, our business management agreement allows RMR to act on its own behalf and on behalf of HPT or such other entity rather than on our behalf.

        We are also generally responsible for all of our expenses and certain expenses incurred by RMR on our behalf. Pursuant to our business management agreement, RMR may from time to time negotiate on our behalf with certain third party vendors and suppliers for the procurement of services to us. As part of this arrangement, we may enter agreements with RMR and other companies to which

RMR provides management services for the purpose of obtaining more favorable terms from such vendors and suppliers.

        RMR also provides building management services to us for our headquarters building pursuant to a property management agreement. The charter of our Compensation Committee requires the Committee annually to review the property management agreement, evaluate RMR's performance under this agreement and renew, amend or terminate this agreement. For 2012, we paid RMR $            for property management services at our headquarters building.

        Under our Share Award Plan, we typically grant restricted shares to certain employees of RMR who are not also Directors, officers or employees of ours. In 2012, we granted a total of 59,725 restricted shares with an aggregate value of $260,401, to such persons, based upon the closing price of our common shares on the NYSE MKT (formerly NYSE Amex) on the date of grant. One fifth of those restricted shares vested on the grant date and one fifth vests on each of the next four anniversaries of the grant date. These share grants to RMR employees are in addition to both the fees we pay to RMR and our share grants to our Directors, officers and employees. On occasion, we have entered into arrangements with former employees of ours or RMR in connection with the termination of their employment with us or RMR, providing for the acceleration of vesting of restricted shares previously granted to them under our Share Award Plan.

        In connection with our spin off from HPT in 2007, we entered a transaction agreement with HPT and RMR, pursuant to which we granted HPT a right of first refusal to purchase, lease, mortgage or otherwise finance any interest we own in a travel center before we sell, lease, mortgage or otherwise finance that travel center to or with another party, and we granted HPT and any other company managed by RMR a right of first refusal to acquire or finance any real estate of the types in which they invest before we do. We also agreed that for so long as we are a tenant of HPT we will not permit: the acquisition by any person or group of beneficial ownership of 9.8% or more of the voting shares or the power to direct the management and policies of us or any of our subsidiary tenants or guarantors under our leases with HPT; the sale of a material part of our assets or of any such tenant or guarantor; or the cessation of our continuing directors to constitute a majority of our board of directors or any such tenant or guarantor. Also, we agreed not to take any action that might reasonably be expected to have a material adverse impact on HPT's ability to qualify as a REIT and to indemnify HPT for any liabilities it may incur relating to our assets and business. The transaction agreement includes arbitration provisions for the resolution of disputes.

        We, RMR, HPT and five other companies to which RMR provides management services each currently own 12.5% of Affiliates Insurance Company, or AIC, an Indiana insurance company. All of our Directors, all of the trustees and directors of the other publicly held AIC shareholders and nearly all of the directors of RMR currently serve on the board of directors of AIC. RMR provides management and administrative services to AIC pursuant to a management and administrative services agreement with AIC. Our Governance Guidelines provide that any material transaction between us and AIC shall be reviewed, authorized and approved or ratified by the affirmative votes of both a majority of our entire Board and a majority of our Independent Directors. The shareholders agreement among us, the other shareholders of AIC and AIC includes arbitration provisions for the resolution of disputes.

        As of the date of this proxy statement, we have invested $            in AIC since its formation in November 2008. For 2012, we recognized income of $            related to our investment in AIC. We and

the other shareholders of AIC have purchased property insurance providing $500.0 million of coverage pursuant to an insurance program arranged by AIC and with respect to which AIC is a reinsurer of certain coverage amounts. This program was modified and extended in June 2012 for a one year term, and we paid a premium, including taxes and fees, of approximately $3.2 million in connection with that renewal, which amount may be adjusted from time to time as we acquire or dispose of properties that are included in this program. We are also currently investigating the possibilities to expand our insurance relationships with AIC to include other types of insurance. We may invest additional amounts in AIC in the future if the expansion of this insurance business requires additional capital, but we are not obligated to do so. By participating in this insurance business with RMR and the other companies to which RMR provides management services, we expect that we may benefit financially by possibly reducing our insurance expenses or by realizing our pro rata share of any profits of this insurance business.

        The foregoing descriptions of our agreements with HPT, RMR and AIC are summaries and are qualified in their entirety by the terms of the agreements. A further description of the terms of certain of those agreements is included in our annual report to shareholders and our Annual Report on Form 10-K filed with the SEC, in each case for the year ended December 31,            . In addition, copies of certain of the agreements evidencing these relationships are filed with the SEC and may be obtained from the SEC's website at www.sec.gov.

        We believe that our agreements with HPT, RMR and AIC are on commercially reasonable terms. We also believe that our relationships with HPT, RMR and AIC and their affiliated and related persons and entities benefit us and, in fact, provide us with competitive advantages in operating and growing our business.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Our Compensation Committee is currently comprised of Messrs. Donelan and Koumantzelis and Ms. Gilmore. None of the members of our Compensation Committee is, or has been, an officer or employee of our Company. Until January 11, 2007, Mr. Koumantzelis was a Trustee and a member of the compensation committee of HPT, which is our principal landlord. None of our executive officers serves on the board of directors (or related governing body) or compensation committee of another entity that has an executive officer who serves on our Board or Compensation Committee. Members of our Compensation Committee serve as independent trustees or independent directors and compensation committee members of other public companies managed by or affiliated with RMR.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Exchange Act requires that our executive officers, Directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership and changes in ownership of securities with the SEC and the NYSE MKT. Our executive officers, Directors and greater than 10% shareholders are required to furnish us with copies of all forms they file pursuant to Section 16(a). Based solely on a review of the copies of these reports furnished to us or written representations made to us that no such reports were required, we believe that, during 2012, all filing requirements under Section 16(a) of the Exchange Act applicable to our executive officers, Directors and persons who own more than 10% of a registered class of our equity securities were timely met.

 HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other record holders of our common shares may participate in the practice of "householding" proxy statements, annual reports and Notices of Internet Availability of those documents. This means that, unless shareholders give contrary instructions, only one copy of our proxy statement, annual report or Notice of Internet Availability may be sent to multiple shareholders in each household. We will promptly deliver a separate copy of any of those documents to you if you write to us at: Investor Relations, TravelCenters of America LLC, Two Newton Place, 255 Washington Street, Suite 300, Newton, Massachusetts 02458, or call us at (617) 796-8251. If you want to receive separate copies of our proxy statement, annual report or Notice of Internet Availability in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker or other record holder, or you may contact us at the above address or telephone number.

OTHER MATTERS

        At this time, we know of no other matters that will be brought before the meeting. If, however, other matters properly come before the meeting or any postponement or adjournment thereof, the persons named in the accompanying proxy will vote the proxy in accordance with their discretion on such matters to the maximum extent that they are permitted to do so by applicable law.

                        , 2013

 IMPORTANT

        If your shares are held in your own name, please complete a proxy over the internet or by telephone in the manner provided on the website indicated in the Notice of Internet Availability that you received in the mail; alternatively, please request, complete and return a proxy card today. If your shares are held in "street name," you should provide instructions to your broker, bank, nominee or the other institution holding your shares on how to vote your shares. You may provide instructions to your broker, bank, nominee or other institution over the internet or by telephone if your broker, bank, nominee or other institution offers these options, or you may return a proxy card to your broker, bank, nominee or other institution and contact the person responsible for your account to ensure that a proxy is voted on your behalf.

        If you have any questions or need assistance in voting your shares, please call the firm assisting us in the solicitation of proxies:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
Brokers and Banks Call Collect at (212) 750-5833
Shareholders Call Toll-Free at (877) 717-3922

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: TravelCenTers of ameriCa llC M52446-TBD ! ! ! ! For address changes, please check this box and write them on the back where indicated. 3. To ratify the appointment of as our independent registered public accounting firm for the fiscal year ending December 31, 2013. (noTe: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer, indicating title. If a partnership, please sign in partnership name by authorized person, indicating title.) THis ProXY WHen ProPerlY eXeCUTeD Will Be voTeD as DireCTeD or, if no DireCTion is Given, Will Be voTeD "for" THe nominee for DireCTor in ProPosal 1 anD "for" ProPosals 2 anD 3. To THe maXimUm eXTenT PermiTTeD BY aPPliCaBle laW, THe ProXies, in THeir DisCreTion, are aUTHoriZeD To voTe anD oTHerWise rePresenT THe UnDersiGneD on sUCH oTHer maTTers as maY ProPerlY Come Before THe meeTinG or aT anY PosTPonemenT or aDJoUrnmenT THereof. our Board of Directors recommends You vote "for" the nominee for Director in Proposal 1 and "for" Proposals 2 and 3. 2. To approve an amendment to our limited liability company agreement to change the vote required to elect Directors in uncontested elections to a plurality of the votes cast. our Board recommends you vote for proposal 2. 1. To elect the nominee named in our proxy statement to our Board of Directors as the Independent Director in Group III. nominee: Patrick F. Donelan our Board recommends you vote for proposal 1. our Board recommends you vote for proposal 3. TRAVELCENTERS OF AMERICA LLC 24601 CENTER RIdgE ROAd WESTLAkE, Oh 44145 ! ! ! ! ! ! for against* Withhold for against abstain for against abstain aUTHoriZe YoUr ProXY BY inTerneT - www.proxyvote.com Use the internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on , 2013. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. aUTHoriZe YoUr ProXY BY PHone - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on , 2013. Have your proxy card in hand when you call and then follow the instructions. aUTHoriZe YoUr ProXY BY mail Mark, sign and date your proxy card and return it in the postage paid envelope we have provided or return it to TravelCenters of America LLC, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. eleCTroniC DeliverY of fUTUre sHareHolDer CommUniCaTions If you would like to reduce the costs incurred by TravelCenters of America LLC in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically by e-mail or over the internet. To sign up for electronic delivery, please follow the instructions above to vote using the internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years. *If the proposed amendment to our limited liability company agreement in proposal 2 is approved by our shareholders at the meeting, we may make that amendment effective before voting on proposal 1 is concluded and, in such circumstance, all "Against" votes will be counted as "Withhold" Votes.

PreliminarY ProXY maTerial –– sUBJeCT To ComPleTion TravelCenTers of ameriCa llC annUal meeTinG of sHareHolDers , 2013, 9:30 a.m. Two Newton Place, 255 Washington Street, Suite 100 Newton, Massachusetts 02458 Directions to Two Newton Place, 255 Washington Street, Suite 100, Newton, MA from the east: Take the Massachusetts Turnpike (I-90) West to Exit 17 (Newton/Watertown). After exiting, stay in the right lane and bear to your right toward Galen Street in Watertown. Two Newton Place will be on your right. Public parking is available nearby. from the West: Take the Massachusetts Turnpike (I-90) East to Exit 17 (Newton/Watertown). After exiting, continue straight toward Washington Street. After the second set of lights, bear left onto Washington Street, cross over I-90 to continue straight toward Galen Street in Watertown. Two Newton Place will be on your right. Public parking is available nearby. M52447-TBD TravelCenTers of ameriCa llC 24601 Center Ridge Road Westlake, OH 44145 important notice regarding internet availability of Proxy materials: The proxy materials for the TravelCenters of America LLC annual meeting of shareholders, including our annual report and proxy statement, are available on the internet. To view the proxy materials or vote online or by telephone, please follow the instructions in the Notice Regarding the Availability of Proxy Materials. This proxy is solicited on behalf of the Board of Directors of TravelCenters of america llC. The undersigned shareholder of TravelCenters of America LLC, a Delaware limited liability company, or the Company, hereby appoints Barry M. Portnoy, Mark R. Young and Jennifer B. Clark, or any of them, as proxies for the undersigned, with full power of substitution in each of them, to attend the annual meeting of shareholders of the Company to be held at Two Newton Place, 255 Washington Street, Suite 100, Newton, Massachusetts 02458 on , 2013, at 9:30 a.m. local time, and any postponement or adjournment thereof, to cast on behalf of the undersigned all the votes that the undersigned is entitled to cast at the meeting and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the notice of annual meeting of shareholders and of the accompanying proxy statement, each of which is incorporated herein by reference, and revokes any proxy heretofore given with respect to the meeting. THe voTes enTiTleD To Be CasT BY THe UnDersiGneD Will Be CasT as insTrUCTeD on THe reverse siDe Hereof. if THis ProXY is eXeCUTeD, BUT no insTrUCTion is Given, THe voTes enTiTleD To Be CasT BY THe UnDersiGneD Will Be CasT “for” THe nominee for DireCTor in ProPosal 1 anD "for" ProPosals 2 anD 3. aDDiTionallY, To THe maXimUm eXTenT PermiTTeD BY aPPliCaBle laW, THe voTes enTiTleD To Be CasT BY THe UnDersiGneD Will Be CasT BY THe ProXies, in THeir DisCreTion, on anY oTHer maTTer THaT maY ProPerlY Come Before THe meeTinG or anY PosTPonemenT or aDJoUrnmenT THereof. See reverse for voting instructions. address Changes: _________________________________________________________________________________________ ________________________________________________________________________________________________________ (If you noted any Address Changes above, please mark the corresponding box on the reverse side.) Proxy

QuickLinks

INTRODUCTION
PROPOSAL 1 ELECTION OF DIRECTOR
PROPOSAL 2 PROPOSAL TO AMEND OUR LIMITED LIABILITY COMPANY AGREEMENT TO CHANGE THE VOTE REQUIRED TO ELECT DIRECTORS IN UNCONTESTED ELECTIONS
PROPOSAL 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SOLICITATION OF PROXIES
DIRECTORS AND EXECUTIVE OFFICERS
BOARD OF DIRECTORS
BOARD COMMITTEES
COMMUNICATIONS WITH DIRECTORS
SELECTION OF CANDIDATES FOR DIRECTORS; SHAREHOLDER RECOMMENDATIONS, NOMINATIONS AND OTHER PROPOSALS
COMPENSATION DISCUSSION AND ANALYSIS
COMPENSATION COMMITTEE REPORT
COMPENSATION TABLES
SUMMARY COMPENSATION TABLE FOR 2012, 2011 AND 2010
GRANTS OF PLAN BASED AWARDS FOR 2012 (Shares granted in 2012, including vested and unvested grants)
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END FOR 2012 (Shares granted in 2012 and prior years that have not yet vested)
STOCK VESTED FOR 2012 (Share grants that vested in 2012, including shares granted in prior years)
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
DIRECTOR COMPENSATION FOR 2012 (2012 compensation; all share grants to Directors vest at the time of grant)
AUDIT COMMITTEE REPORT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
RELATED PERSON TRANSACTIONS AND COMPANY REVIEW OF SUCH TRANSACTIONS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
HOUSEHOLDING OF ANNUAL MEETING MATERIALS
OTHER MATTERS
IMPORTANT